Exhibit 1.1

TRANSACTION AGREEMENT

by and among:

ENDEAVOR GROUP HOLDINGS, INC.,

ENDEAVOR OPERATING COMPANY, LLC,

ZUFFA PARENT, LLC,

WORLD WRESTLING ENTERTAINMENT, INC.,

NEW WHALE INC.,

and

WHALE MERGER SUB INC.

Dated as of April 2, 2023

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TABLE OF CONTENTS

(cont’d)

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TABLE OF CONTENTS

(cont’d)

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EXHIBIT

Exhibit A	Certain Definitions	A
Exhibit B	Certificate of Incorporation of the Surviving Entity	B
Exhibit C	Certificate of Incorporation of New PubCo	C
Exhibit D	Bylaws of New PubCo	D
Exhibit E	HoldCo Operating Agreement Term Sheet	E
Exhibit F	EDR Registration Rights Term Sheet	F
Exhibit G	Services Term Sheet	G
Exhibit H	New PubCo Cash Management Policy Term Sheet	H
Exhibit I	WWE Written Consent	I
Exhibit J	Form of Governance Agreement	J
Schedule I	Pre-Closing Reorganization Schedule	I
Schedule II Executive Officers		II

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TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into as of April 2, 2023, by and among: Endeavor Group Holdings, Inc., a Delaware corporation (“EDR”); Endeavor Operating Company, LLC, a Delaware limited liability company and a Subsidiary of EDR (“EDR OpCo”); Zuffa Parent, LLC, a Delaware limited liability company and a Subsidiary of EDR (“HoldCo”); World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”); New Whale Inc., a Delaware corporation and a wholly owned Subsidiary of WWE (“New PubCo”); and Whale Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of New PubCo (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, EDR and WWE desire to combine the UFC Holdings, LLC, a Delaware limited liability company and subsidiary of HoldCo (“UFC”) and WWE businesses on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such combination, and on the terms and subject to the conditions set forth in this Agreement, prior to the Closing, WWE shall undertake the steps described on Schedule I (such schedule, the “Pre-Closing Reorganization Schedule”, and such steps, the “WWE Pre-Closing Reorganization”);

WHEREAS, following the WWE Pre-Closing Reorganization and on the Closing Date, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into WWE (the “Merger”), with WWE surviving the Merger (the “Surviving Entity”) and becoming a wholly owned Subsidiary of New PubCo;

WHEREAS, immediately following and as part of a plan that includes the Merger, New PubCo will cause the Surviving Entity to be converted to a Delaware limited liability company (“WWE LLC”) by the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and New PubCo will become the sole managing member of WWE LLC (the “Conversion”), and WWE LLC will be governed by the Initial WWE LLC Operating Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Conversion will, taken together, qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, following the Conversion, (i) New PubCo will contribute all of the equity interests of WWE LLC to HoldCo in exchange for 49% of the membership interests in HoldCo (the membership interests of HoldCo, “Membership Interests”), on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange (such transfer, the “WWE Transfer”), and be admitted as a member of HoldCo in respect thereof, (ii) EDR OpCo and New PubCo, as members, will adopt, and HoldCo will thereafter be governed by, the HoldCo Operating Agreement and (iii) New PubCo will issue a number of New PubCo Class B Shares representing 51% of the total voting power of New PubCo Stock on a Fully-Diluted Basis to the EDR Subscribers in exchange for a payment equal to the par-value of such New PubCo Class B Shares;

WHEREAS, prior to or concurrently with the Closing, EDR, the EDR Subscribers, Vince McMahon and New PubCo will enter into a governance agreement substantially in the form of Exhibit J (the “Governance Agreement”);

WHEREAS, concurrently with the execution of this Agreement, EDR and Vince McMahon are entering into a stockholders agreement;

WHEREAS, the board of directors of WWE (the “WWE Board”) has (a) determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery, and performance of this Agreement, the consummation of the WWE Pre-Closing Reorganization, the Conversion, the Merger, the WWE Transfer, the matters addressed in the Governance Agreement and the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”), and (c) resolved to recommend that WWE stockholders adopt this Agreement (the “WWE Board Recommendation”);

WHEREAS, the boards of directors of New PubCo (the “New PubCo Board”) and Merger Sub (the “Merger Sub Board”) have each (a) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery, and performance of the Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo to EDR OpCo pursuant to Section 1.10), to the extent applicable to it;

WHEREAS, immediately following the execution and delivery of this Agreement, New PubCo, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement;

WHEREAS, the executive committee of the board of directors of EDR (the “EDR Executive Committee”) and the managing member of EDR OpCo (the “EDR Managing Member”) and the managing member of HoldCo have each (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the Services Agreements and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) and the transactions contemplated by the Services Agreements, to the extent applicable to it;

WHEREAS, prior to or concurrently with the Closing, HoldCo, on the one hand, and EDR or its Affiliates, on the other hand, will enter into certain agreements substantially consistent with the terms set forth on Exhibit G (the “Services Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGER, CONVERSION, TRANSFER AND ISSUANCE

Section 1.1 WWE Pre-Closing Reorganization. Prior to the Closing, WWE shall, and shall cause its Affiliates to, undertake the steps described on the Pre-Closing Reorganization Schedule, which shall be pursuant to documentation reasonably acceptable to EDR.

Section 1.2 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into WWE and the separate corporate existence of Merger Sub shall thereupon cease, (b) WWE shall be the surviving corporation in the Merger and from and after the Effective Time shall (subject to Section 2.1(d)) be a wholly owned Subsidiary of New PubCo and the separate corporate existence of WWE with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, and (c) the Merger shall have such other effects as provided in the DGCL, in each case, except as expressly set forth in this Agreement (to the extent permitted by applicable Laws).

Section 1.3 Closing. The closing of the Merger (the “Closing”) and the other Transactions shall take place (a) remotely by electronic exchange of executed documents, commencing at 9:00 a.m., New York City time, on the date that is two (2) business days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing) or (b) at such other place, time and date as WWE and EDR may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, New PubCo, WWE and Merger Sub shall cause a certificate of merger in a form and substance reasonably acceptable to EDR (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger in a form and substance reasonably acceptable to EDR. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by WWE and EDR and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.5 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.6 The Conversion. On the Closing Date, immediately following the Effective Time and as part of a plan that includes the Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA: (i) the Conversion shall be effected pursuant to which the Surviving Entity shall be converted to a limited liability company by (x) the approval of the Conversion and the initial limited liability company agreement of WWE LLC (the “Initial WWE LLC Operating Agreement”) by the board of directors of WWE and New PubCo, in its capacity as the sole stockholder of WWE immediately following the Effective Time (the “New PubCo Stockholders Consent”) and (y) the simultaneous filing of a Certificate of Formation and a Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, (ii) WWE LLC shall thereupon be governed by the Initial WWE LLC Operating Agreement (which shall provide, among other things, that as of immediately following the effectiveness of the Conversion (the “Conversion Effective Time”), (x) New PubCo shall be the sole managing member of WWE LLC and (y) the officers of the Surviving Entity as of immediately prior to the Conversion Effective Time shall remain the officers of WWE LLC until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal) until the Initial WWE LLC Operating Agreement is thereafter amended in accordance with its terms and (iii) the issued and outstanding capital stock of the Surviving Entity shall be converted into a number of membership interests in New PubCo LLC equal to the number of WWE Shares outstanding immediately following the Effective Time.

Section 1.7 WWE Cash Distribution. On the Closing Date, after the Conversion and before the WWE Transfer, WWE LLC shall distribute to New PubCo an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the WWE Cash Amount less (ii) the WWE Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, WWE shall prepare and deliver to EDR a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “WWE Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the WWE Minimum Cash Amount and (B) the amount of unrestricted cash held by WWE LLC or their respective Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (“WWE Unrestricted Cash”), in each case as of immediately prior to the time of the WWE Transfer (such amount of cash as finally determined pursuant to this Section 1.7(B), the “WWE Cash Amount”). If EDR objects to the WWE Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the WWE Balance Sheet, WWE’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth in the WWE Balance Sheet Schedule as of immediately prior to the time of the WWE Transfer, then WWE shall deliver a revised WWE Balance Sheet Schedule to EDR as promptly as practicable (and, in any event, prior to the WWE Transfer). WWE and New PubCo shall procure that WWE LLC and its Subsidiaries have, immediately prior to the Closing an aggregate amount of WWE Unrestricted Cash equal to at least (I) $73,500,000 plus (II) the amount of any outstanding indebtedness for borrowed money that has been incurred by New PubCo or WWE or their respective Subsidiaries since December 31, 2022 and not, as of Closing, repaid or otherwise satisfied plus, (III) any amounts incurred in connection with the items set forth on Section 1.7 of the WWE Disclosure Letter, plus (IV) (x) fifty-percent (50%) of the aggregate costs and expenses incurred, paid or payable by EDR, New PubCo, WWE or any of their respective Subsidiaries, including HoldCo, in connection with the Transactions (collectively, “Expenses”) up to $150,000,000 (the “Cap”) and (y) 100% of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by WWE LLC and its Subsidiaries (as opposed to New PubCo) with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “WWE Minimum Cash Amount” and such requirement, the “WWE Minimum Cash Requirement”). For the avoidance of doubt, the costs and expenses of a Party will be deemed to include, without duplication: (X) all accounting, tax, consulting, legal or investment banking fees or similar third-party expenses incurred in connection with the Transaction; (Y) any sale bonus, change-in-control bonus, transaction bonus, or other “single-trigger” compensatory payments (whether such payment becomes payable before, at or after the Closing) and any other compensatory payments mutually agreed in writing by WWE and EDR, together with the employer portion of any payroll, employment and other Taxes with respect thereto; and (Z) costs and expenses incurred in connection with the matters set forth on Section 6.9(e) of the EDR Disclosure Letter and the aggregate amount of all payments to be made pursuant to the agreements set forth on Section 3.18(e)(12) of the WWE Disclosure Letter, together any employer payroll, employment and other Taxes with respect thereto. Other than with respect to the distribution permitted by this Section 1.7, nothing in this Section 1.7 will be deemed to modify the WWE Parties’ agreements set forth herein (including Section 5.2).

Section 1.8 HoldCo Cash Distribution. On or prior to the Closing, HoldCo and its Subsidiaries may distribute to EDR or its Affiliates an amount of cash (if any) equal to the greater of (x) $0.00 and (y) (i) the EDR Cash Amount less (ii) the EDR Minimum Cash Amount. On the date that is three (3) business days prior to the Closing Date, EDR shall prepare and deliver to WWE a schedule (together with reasonable documentation, back-up and supporting detail for each of the items and calculations in such statement, the “EDR Balance Sheet Schedule”) providing its reasonable, good faith estimate of (A) the EDR Minimum Cash Amount and (B) the amount of unrestricted cash held by HoldCo or its Subsidiaries in bank accounts and available for withdrawal or transfer in either case net of any Tax or other fees, costs or expenses (other than customary wire transfer fees) (the “EDR Unrestricted Cash”) as of immediately prior to the Closing (such amount of cash as finally determined pursuant to this Section 1.8(B), the “EDR Cash Amount”). If WWE objects to the EDR Balance Sheet Schedule in writing, WWE and EDR shall use reasonable best efforts to resolve the dispute prior to the Closing Date. If, at any time following the delivery of the EDR Balance Sheet, EDR’s Representatives have actual knowledge of an Effect or other circumstance that will result in changes to the calculations set forth on the EDR Balance Sheet as of immediately prior to the Closing, then EDR shall deliver a revised EDR Balance Sheet Schedule to WWE as promptly as practicable (and, in any event, prior to the Closing). EDR shall procure that HoldCo and its Subsidiaries have, immediately prior to the Closing an aggregate amount of EDR Unrestricted Cash equal to at least (I) $76,500,000 plus (II) the amount of any indebtedness for borrowed money that has been incurred by HoldCo or its Subsidiaries since December 31, 2022 and not, as of the time of the Closing, repaid or otherwise satisfied plus (III) (x) fifty-percent (50%) of the Expenses up to the Cap and (y) none of the Expenses in excess of the Cap, in the case of (x) and (y), with respect to the period beginning January 1, 2023, and ending upon the consummation of all transactions contemplated hereby (whether such payment becomes payable before, at or after the Closing), plus (IV) one-hundred percent (100%) of the unpaid Taxes payable by HoldCo and its Subsidiaries with respect to the period beginning on or after January 1, 2023, and ending on the Closing Date (such amount, the “EDR Minimum Cash Amount” and such requirement, the “EDR Minimum Cash

Requirement”). Other than with respect to the distribution permitted by this Section 1.8, nothing in this Section 1.8 will be deemed to modify the EDR Parties’ agreements set forth herein (including Section 5.2).

Section 1.9 The WWE Transfer. Prior to the Effective Time on the Closing Date, WWE (in its capacity as the sole stockholder of New PubCo) and the board of directors of New PubCo shall take all necessary action to approve the WWE Transfer, for all purposes of the DGCL. On the Closing Date, immediately following the WWE Cash Distribution and the HoldCo Cash Distribution, on the terms and subject to the conditions set forth in the Contribution Schedule, and in accordance with the Initial WWE LLC Operating Agreement, the DLLCA and the DGCL: (i) New PubCo will contribute, assign, grant, transfer, convey, set over and deliver, without reservation of any kind, to HoldCo all of the issued and outstanding membership interests in WWE LLC, and HoldCo shall accept New PubCo’s right, title and interest in and to all of the issued and outstanding membership interests of WWE LLC, (ii) in exchange for the contribution described in Section 1.9(i), New PubCo shall receive, in exchange for the WWE Transfer, Membership Interests representing 49% of the Membership Interests outstanding on a Fully-Diluted Basis after giving effect to any issuance of Membership Interests in connection with such exchange and be admitted as a member of HoldCo in respect thereof, and, following this exchange (the “WWE Transfer Consideration”), and (iii) the EDR Subscribers and New PubCo, as the members of HoldCo, shall adopt, and HoldCo shall thereafter be governed by, the HoldCo Operating Agreement; provided that, for the avoidance of doubt, the WWE Transfer Consideration allocable to WWE Equity Awards that are vested and not yet settled or unvested (calculated in accordance with the definition of “Fully-Diluted Basis”) will reduce the number of the Membership Interests received by New PubCo on the Closing Date by an equivalent amount and will not be issued to New PubCo unless and until the applicable WWE Equity Award (as converted hereby) is so settled or becomes vested and is settled in accordance with its terms, as applicable.

Section 1.10 Issuance of New PubCo Equity Shares to the EDR Subscribers. Immediately following the WWE Transfer, New PubCo shall issue to, and the EDR Subscribers shall purchase from New PubCo, that certain number of shares of WWE Class B common stock, par value $0.00001 per share of New PubCo (as allocated amongst the EDR Subscribers by EDR) (such shares, collectively, the “New PubCo Class B Common Stock,” and each, a “New PubCo Class B Share”), representing 51% of the voting power of New PubCo (calculated in accordance with the definition of Fully-Diluted Basis and in an equivalent manner to Section 1.09) (the “EDR Class B Issuance”) in exchange for a payment by the EDR Subscribers to New PubCo equal to the par value of such New PubCo Class B Common Stock.

Section 1.11 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of incorporation of the Surviving Entity shall be amended and restated to conform to Exhibit B; until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) The Parties shall take all necessary action such that at the Effective Time the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (except that all references in such bylaws of Merger Sub to its name, date of incorporation, registered office or registered agent shall instead refer to the name, date of incorporation, registered office and registered agent, respectively, of the Surviving Entity) until, subject to Section 6.4, thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws.

Section 1.12 Directors of the Surviving Entity. The Parties shall take all necessary action such that the directors of Merger Sub as of immediately prior to the Effective Time shall become the only directors of the Surviving Entity as of immediately after the Effective Time and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 1.13 Officers of the Surviving Entity. The Parties shall take all necessary action such that the officers of WWE as of immediately prior to the Effective Time shall be the initial officers of the Surviving Entity as of immediately after the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.14 Withholding. Notwithstanding any other provision in this Agreement, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable or deliverable in connection with this Agreement any amounts that are required to be deducted or withheld and paid over to the applicable Taxing Authority under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At least five (5) days prior to Closing, EDR OpCo, HoldCo, WWE, New PubCo and each of their Affiliates, Representatives and any other Person making payments on behalf of any of them, as the case may be, shall use commercially reasonable efforts to provide or cause to be provided notice to any Person with respect to which such withholding obligation applies (excluding any payments properly treated as compensation for applicable tax purposes), and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of WWE, New PubCo, Merger Sub, or the holders of any security of WWE, New PubCo or Merger Sub:

(i) Conversion of WWE Common Stock. Each share of WWE Common Stock (each, a “WWE Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled WWE Shares, shall be converted automatically into the right to receive one (1) share of New PubCo Class A common stock, par value $0.0001 per share of New PubCo (such shares, collectively, the “New PubCo Class A Common Stock,” and each, a “New PubCo Class A Share”) (the “Merger Consideration”). All WWE Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall cease to exist and no longer be outstanding, and (1) each certificate (a “WWE Certificate”) formerly representing any such shares of WWE Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a)(i) and (2) each book-entry account formerly representing any such uncertificated shares of WWE Common Stock so converted (“Uncertificated WWE Shares”) shall thereafter represent shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares), with each WWE Certificate representing automatically an equivalent number of shares of New PubCo Class A Common Stock (without any requirement for the surrender of any WWE Certificates or Uncertificated WWE Shares).

(ii) Cancellation of WWE Shares. Each WWE Share that is owned by WWE as treasury stock or otherwise, but excluding for the avoidance of doubt any WWE Share held by any WWE Employee Plan or trust related thereto (other than, for the avoidance of doubt, WWE Shares reserved for issuance under any of the WWE Equity Plan or the WWE ESPP), or held, directly or indirectly by EDR, the EDR Subscribers, HoldCo or any wholly owned Subsidiary of EDR immediately prior to the Effective Time (the “Cancelled WWE Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity with the same rights, powers, and privileges as the shares so converted and (subject to Section 2.1(d)) shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b) No Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the Transactions pursuant to Section 262 of the DGCL or any other applicable Law.

(c) Certain Adjustments. If, during the Pre-Closing Period, the outstanding WWE Shares shall have been changed into a different number of WWE Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of WWE Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d) Hook Stock. In connection with the Merger, the Parties shall take all necessary action so that the shares of capital stock of New PubCo owned by WWE immediately prior to the Effective Time are, effective as of the Effective Time, cancelled for no consideration.

Section 2.2 Treatment of WWE Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and the Conversion and without any further action on the part of the holders thereof, WWE, New PubCo or Merger Sub, each then-outstanding WWE Equity Award shall be treated as follows:

(i) Each award of WWE Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of restricted stock units, on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of WWE Class A Shares subject to such award of WWE Restricted Stock Units.

(ii) Each award of WWE Performance Stock Units outstanding immediately prior to the Effective Time shall be converted into an award of performance stock units, on the same terms and conditions as were applicable under the award of WWE Performance Stock Units immediately prior to the Effective Time (including any provisions for acceleration), with respect to a number of New PubCo Class A Shares equal to the number of shares of WWE Class A Common Stock subject to such award of WWE Performance Stock Units; provided, however, that, the applicable performance-vesting conditions shall be equitably adjusted, prior to Closing by the WWE Compensation Committee in good faith, following consultation and reasonable consideration of comments from EDR, and following Closing by the New PubCo Compensation Committee, as necessary, and in a manner consistent with past practice, to take into account the effects, if any, of the Merger and the Conversion.

(iii) For the avoidance of doubt, any amounts relating to dividend equivalent rights granted with respect to each award of WWE Restricted Stock Units and WWE Performance Stock Units, in each case that are outstanding immediately prior to the Effective Time, that are accrued but unpaid as of the Effective Time will carry over to the award of restricted stock units or performance stock units, as applicable, with respect to New PubCo Class A Shares (as described above), on the same terms and conditions as were applicable under the award of WWE Restricted Stock Units or WWE Performance Stock Units, as applicable, immediately prior to the Effective Time (including any provisions for acceleration).

(b) Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions:

(i) to effect the treatment described in Section 2.2(a); and

(ii) to make such other changes to the WWE Equity Plan as are and only to the extent necessary to give effect to the Merger and the Conversion.

(c) Prior to the Effective Time, the New PubCo Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions to assume and make such changes to the WWE Equity Plans as are appropriate to give effect to the Merger and the Conversion.

(d) Prior to the Effective Time, the WWE Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions such that (i) any offering period under the WWE ESPP during which the Effective Time would otherwise have occurred shall be deemed to have ended on the fifth (5th) business day prior to the Closing Date and (ii) each outstanding purchase right under the WWE ESPP with respect to such offering period shall automatically be exercised on the fifth (5th) business day prior to the Closing Date with respect to such offering period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WWE

WWE hereby represents and warrants to EDR as follows (it being understood that each representation and warranty in this Article III is subject to (a) the exceptions and disclosures set forth in the WWE Disclosure Letter and (b) the disclosures set forth in the WWE SEC Documents filed after April 28, 2021, and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such WWE SEC Documents):

Section 3.1 Due Organization; Subsidiaries.

(a) WWE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware (“Delaware Law”) and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b) WWE does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than WWE Subsidiaries. WWE has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c) Section 3.1(c) of the WWE Disclosure Letter identifies each Subsidiary of WWE (each, a “WWE Subsidiary,” and collectively, the “WWE Subsidiaries”) and indicates its jurisdiction of organization. Each WWE Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each WWE Subsidiary have been duly authorized, validly issued, fully paid, nonassessable, and are owned by WWE, by another WWE Subsidiary, or by WWE and another WWE Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary or any Permitted Encumbrances.

(d) WWE has made available to EDR or EDR’s Representatives accurate and complete copies of the certificate of incorporation and bylaws of WWE, New PubCo and Merger Sub, including all amendments thereto, as in effect on the date of this Agreement. None of WWE, New PubCo, or Merger Sub is in violation of any provision of their respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

Section 3.2 Capitalization.

(a) The authorized capital stock of WWE consists of (i) 180,000,000 WWE Class A Shares, of which 43,347,119 WWE Class A Shares have been issued or are outstanding as of the close of business on March 31, 2023 (the “Reference Date”), (ii) 60,000,000 WWE Class B Shares, of which 31,099,011 WWE Class B Shares have been issued or are outstanding as of the close of business on the Reference Date, and (iii) 20,000,000 shares of WWE Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. No Shares were held in treasury as of the close of business on the Reference Date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of WWE; (iii) no outstanding bond, debenture, note, or other Indebtedness of WWE has a right to vote on any matter on which WWE stockholders have a right to vote; and (iv) no WWE Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. WWE is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The WWE Class A Common Stock constitutes the only outstanding class of securities of WWE registered under the Securities Act.

(c) As of the close of business on the Reference Date, (i) 1,086,814 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Performance Stock Units granted and outstanding under the WWE Equity Plan (assuming maximum level of performance); (ii) 985,803 WWE Class A Shares are subject to issuance upon settlement of outstanding WWE Restricted Stock Units granted and outstanding under the WWE Equity Plan; (iii) 1,289,989 WWE Class A Shares are reserved and available for issuance under the WWE ESPP; and (iv) the maximum number of WWE Class A Shares subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the Transactions is 8,630,208. WWE has made available to EDR or EDR’s Representatives copies of the WWE Equity Plan covering WWE Equity Awards outstanding and the forms of all award agreements evidencing such WWE Equity Awards, in each case, as of the date of this Agreement. Each WWE Equity Award was issued in compliance in all material respects with applicable Law. Other than as set forth in this Section 3.2(c), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to WWE to which WWE is a party or by which WWE is bound.

(d) Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in WWE; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of WWE, in each case, issued by WWE or to which WWE is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of WWE; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which WWE is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(e) The authorized capital stock of New PubCo consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of New PubCo is, and at the Effective Time will be, owned by WWE, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in New PubCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of New PubCo, in each case, issued by New PubCo or to which New PubCo is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of New PubCo. New PubCo has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been issued or are outstanding as of the close of business on the Reference Date. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by New PubCo, free and clear of all Encumbrances and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.2, as of the close of business on the Reference Date, there is no (i) outstanding share of capital stock or other equity interest in Merger Sub; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of capital stock or other securities of Merger Sub, in each case, issued by Merger Sub or to which Merger Sub is bound; or (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary for its formation and pursuant to this Agreement and the Transactions.

(g) Other than for the Transactions, no event or circumstance has occurred that has resulted in (i) an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 40.1405 shares of WWE Common Stock per $1,000 principal amount of Convertible Notes, (ii) a change to the composition of the Shares thereunder or any other economic terms thereof, (iii) a Potential Adjustment Event or otherwise an adjustment to the Strike Price, Option Entitlement or Warrant Entitlement (each as defined in the Call Spread Documentation), or (iv) an Additional Termination Event (as defined in the Call Spread Documentation) or other termination of all or any portion of the transactions under the Call Spread Documentation.

Section 3.3 Authority; Binding Nature of Agreement. Assuming that none of EDR, EDR OpCo, HoldCo or any of their respective “affiliates” or “associates” is an “interested stockholder” of WWE (as such terms are defined in Section 203 of the DGCL) as of the date of this Agreement (the “Section 203 Assumption”), each of WWE, New PubCo and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required WWE Stockholder Vote. Assuming the truth of the Section 203 Assumption, except for obtaining the Required WWE Stockholder Vote in connection with the consummation of the Merger, no other corporate action on the part of WWE, New PubCo and Merger Sub is necessary to authorize the execution, delivery and performance by, New PubCo and Merger Sub of this Agreement and the consummation by them of the Transactions. The WWE Board at a meeting duly called and held on or prior to the date of this Agreement has unanimously: (a) determined that it is in the best interests of WWE and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions; (b) approved the execution, delivery, and performance of this Agreement, the consummation of the Merger and the other Transactions contemplated by this Agreement; and (c) resolved to recommend that WWE stockholders adopt this Agreement, which resolutions have not been subsequently withdrawn or modified in a manner adverse to any EDR Party. The New PubCo Board and the Merger Sub Board have each unanimously (x) determined that it is in the best interests of such Person and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, and (y) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by New PubCo pursuant to Section 1.10), to the extent applicable to it. This Agreement has been duly executed and delivered by WWE, New PubCo and Merger Sub and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of WWE, New PubCo and Merger Sub, enforceable against WWE, New PubCo and Merger Sub, respectively, in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Non-Contravention; Consents.

(a) Assuming the truth of the Section 203 Assumption, the execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation or bylaws of WWE, New PubCo and Merger Sub, or (B) any similar organizational documents of any other WWE Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 3.4(b) have been obtained and that all filings and other actions described in Section 3.4(b) have been made or taken and the actions to be taken on or prior to the Closing Date by WWE, New PubCo, Merger Sub and their respective boards of directors as set forth in Section 6.12 occur and the Required WWE Stockholder Vote has been obtained, conflict with or violate any Law applicable to WWE, New PubCo or Merger Sub or by which any property or asset of WWE, New PubCo or Merger Sub is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by WWE, New PubCo, Merger Sub or any other WWE Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of WWE pursuant to, any WWE Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by WWE, New PubCo and Merger Sub do not, and the performance of this Agreement by WWE, New PubCo and Merger Sub and the consummation by WWE, New PubCo and Merger Sub of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Formation, Certificate of Conversion to Limited Liability Company and Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, (v) the premerger notification and waiting period requirements of the HSR Act, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 3.4(b) of the WWE Disclosure Letter, and (vii) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of WWE, New PubCo or Merger Sub to consummate the Transactions by the End Date.

Section 3.5 Vote Required.

(a) Assuming the truth of the Section 203 Assumption, the affirmative vote of the holders of a majority of the voting power of the shares of WWE Common Stock outstanding as of the effective date of the WWE Written Consent in favor of adopting this Agreement (the “Required WWE Stockholder Vote”) is the only vote of the holders of any class or series of WWE’s capital stock prior to the Effective Time, or any holder of any other security of WWE, necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, the execution and delivery by the Specified Stockholder of the written consent in the form attached hereto as Exhibit I (the “WWE Written Consent”) will satisfy the Required WWE Stockholder Vote and will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and WWE’s organizational documents.

(b) The New PubCo Stockholders Consent will satisfy all requirements of any vote of any holders of any class or series of WWE’s capital stock or any holder of any other security of WWE necessary to adopt and approve the Conversion.

Section 3.6 Section 203 of the DGCL. Assuming the truth of the Section 203 Assumption, the WWE Board has taken all actions so that the restrictions applicable to business combinations in Section 203 of the DGCL shall be inapplicable to the execution, delivery, and performance of this Agreement and to the consummation the WWE Pre-Closing Reorganization, the Merger, the Conversion, the WWE Transfer, the issuance by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions.

Section 3.7 Financial Statements; Internal Controls.

(a) Since January 1, 2020, WWE has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by WWE with or to the SEC (the “WWE SEC Documents”). As of their respective dates, WWE SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such WWE SEC Documents or WWE and, except to the extent that information in such WWE SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed WWE SEC Document, none of the WWE SEC Documents when filed or furnished contained (or with respect to WWE SEC Documents filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by WWE with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No WWE Subsidiary, including New PubCo or Merger Sub, is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the WWE SEC Documents (the “WWE Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of WWE and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of WWE and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(c) WWE maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of WWE; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of WWE; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of WWE that could have a material effect on WWE’s consolidated financial statements. Since January 1, 2020, none of WWE, the WWE Board, its audit committee, or, to the knowledge of WWE, WWE’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by WWE; (B) illegal act or fraud, whether or not material, that involves the management or other employees of WWE who have a significant role in WWE’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(d) WWE maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in WWE’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to WWE’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of WWE and the principal financial officer of WWE to make the certifications required under the Exchange Act with respect to such reports. WWE and its subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(e) Neither WWE nor any WWE Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among WWE and any WWE Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, WWE or any WWE Subsidiary in WWE’s published financial statements or other WWE SEC Documents.

(f) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to WWE SEC Documents. To the knowledge of WWE, none of WWE SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of WWE.

Section 3.8 Absence of Changes.

(a) Since December 31, 2022 through the date of this Agreement, there has not occurred any WWE Material Adverse Effect.

(b) Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, WWE and WWE Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 3.9 Title to Assets. WWE and each WWE Subsidiary has good and valid title to all material assets (excluding, to the extent relevant, Intellectual Property Rights, which are solely covered under Section 3.11) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of WWE and WWE Subsidiaries and including all material assets reflected on WWE’s consolidated balance sheet as of December 31, 2022 in WWE’s Annual Report on Form 10-K for the year ended on December 31, 2022 (the “WWE Balance Sheet”), except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023, and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.10 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries is the sole owner of each parcel of real property owned by WWE or its Subsidiaries (the “Owned Real Property”) and, subject to the Permitted Encumbrances, WWE or one of the WWE Subsidiaries has good and valid title and, to the knowledge of WWE, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 3.10(a) of the WWE Disclosure Letter sets forth the address of each parcel of Owned Real Property that is material to the business of WWE and the WWE Subsidiaries, taken as a whole, as of the date of this Agreement and designates WWE or the applicable WWE Subsidiary that is the owner thereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, WWE or one of the WWE Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by WWE or such Subsidiary, as applicable, from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 3.10(b) of the WWE Disclosure Letter sets forth each WWE Lease that is material to the business of WWE and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable Leased Real Property subject thereto. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice regarding any violation or breach or default under any WWE Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a WWE Material Adverse Effect.

(c) The Owned Real Property and the Leased Real Property collectively constitute all of the material real property necessary to operate the business of WWE as currently conducted in all respects material to the business of WWE and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any Owned Real Property or Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, no condemnation event is pending or, to the knowledge of WWE, threatened, with respect to any Owned Real Property or, to the knowledge of WWE, Leased Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the WWE Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the WWE Registered IP as of the date of this Agreement. To the knowledge of WWE, all WWE Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(b) WWE or a WWE Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by WWE and the WWE Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE: (i) the operation of the business of WWE and its Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any WWE IP. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of WWE, is threatened in writing) against WWE or any WWE Subsidiary alleging that the operation of the business of WWE or any WWE Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d) WWE and the WWE Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material WWE Registered IP and the confidentiality of the Trade Secrets included in the WWE IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, as of the date of this Agreement, none of the material WWE IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such WWE IP.

(f) To the knowledge of WWE, no WWE IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE and the WWE Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the WWE IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the WWE IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such WWE IT Assets. To the knowledge of WWE, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the WWE IT Assets.

(g) Since January 1, 2020: (a) WWE and WWE Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to WWE’s and WWE Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which WWE and WWE Subsidiaries are subject; (b) WWE and WWE Subsidiaries have, and have taken commercially reasonable steps to require, any entity with which WWE or WWE Subsidiaries exchange Personal Information (“WWE Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of WWE and WWE Subsidiaries; (c) WWE and WWE Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of WWE, any material breach of Personal Information stored or processed by or on behalf of WWE and any WWE Subsidiary by any WWE Data Partner; and (d) WWE and WWE Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, to the knowledge of WWE, neither (w) WWE, (x) any WWE Subsidiary, (y) any Person in which WWE or any WWE Subsidiary (or any officer, senior executive or other employee thereof) directly or indirectly owns an ownership or financial interest nor (z) any officer, senior executive or, to the knowledge of WWE, other employee of any of the foregoing is or has been engaged in the activities set forth on Section 6.19(a) of the WWE Disclosure Letter.

(i) This Section 3.11 sets forth the sole and exclusive set of representations and warranties of WWE with respect to Intellectual Property Rights ownership and non-infringement, WWE IT Assets, data privacy, and information security matters.

Section 3.12 WWE Contracts.

(a) Section 3.12(a) of the WWE Disclosure Letter identifies each of the following WWE Contracts to which WWE is a party as of the date of this Agreement other than any WWE Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a WWE Employee Plan, which shall be governed by Section 3.18 (WWE Contracts required to be set forth on such schedule, the “WWE Material Contracts”):

(i) other than any Media Agreement or any Talent Agreement, any WWE Contract that materially limits the freedom or right of WWE or any WWE Subsidiary to sell, distribute, produce, or manufacture any product, project or service either by (A) materially limiting the freedom or right of WWE or a WWE Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(ii) other than any Media Agreement or any Talent Agreement, any WWE Contract that requires by its terms or is reasonably likely to require, during the remaining term of such WWE Contract, annual payments or delivery of cash or other consideration by or to WWE or its Subsidiaries in an amount having an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2023;

(iii) other than any Media Agreement or any Talent Agreement, any WWE Contract that is material to WWE and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of WWE (other than WWE or any WWE Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv) other than any Media Agreement or any Talent Agreement, any WWE Contract under which WWE or any WWE Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by WWE or a WWE Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to WWE or a WWE Subsidiary by any customer, employee, consultant, or independent contractor of WWE or any WWE Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to WWE or a WWE Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which WWE Contract is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(v) any WWE Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of WWE or any WWE Subsidiary;

(vi) other than any Media Agreement or any Talent Agreement, any WWE Contract constituting a joint venture, partnership, limited liability company or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of WWE and the WWE Subsidiaries, taken as a whole;

(vii) any WWE Contract that prohibits the payment of dividends or distributions in respect of the capital stock of WWE, the pledging of the capital stock or other equity interests of WWE, or prohibits the issuance of any guaranty by WWE;

(viii) any WWE Contract that is currently in effect and has been filed (or is required to be filed) by WWE as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any WWE Contract relating to a WWE Related Party Transaction (other than (A) offer letters that can be terminated at will without severance obligations and (B) WWE Contracts pursuant to WWE Equity Awards);

(x) any WWE Contract for the license, lease, or sublease of any material Owned Real Property;

(xi) any WWE Contract since January 1, 2020, that relates to the acquisition or disposition by WWE or any WWE Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any WWE Contract with any Governmental Body under which payments in excess of $1,000,000 were received by WWE in the most recently completed fiscal year;

(xiii) any WWE Contract pursuant to which WWE or any WWE Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of WWE, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of WWE or any WWE IP, in each case, which WWE Contract is material to the business of WWE and any WWE Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv) any WWE Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of WWE and WWE Subsidiaries, taken as a whole, other than any such WWE Contracts entered into in the ordinary course of business;

(xv) any WWE Contract (including any side letters) governing or amending, modifying, supplementing or otherwise relating to any of the Convertible Notes Indenture or any of the Call Spread Documentation;

(xvi) any hedging, swap, derivative, or similar WWE Contract;

(xvii) any WWE Contract that is material to the business of WWE and WWE Subsidiaries, taken as a whole, pursuant to which, to the knowledge of WWE, WWE or any WWE Subsidiary has any ongoing rights, entitlements or obligations with respect to any Specified Project (as defined in Section 6.19 of the WWE Disclosure Letter);

(xviii) any WWE Contract that, to the knowledge of WWE, requires the services, performance or involvement of any particular employee or service provider of WWE or any WWE Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xix) any Media Agreement that involves either annual payments to or by WWE or any WWE Subsidiary of $3,000,000 or more (in cash or kind) (the “WWE Material Media Agreements”); and

(xx) any settlement, conciliation or similar agreement (A) pursuant to which WWE or any WWE Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of WWE and its Subsidiaries, taken as a whole, as currently operated.

(b) As of the date of this Agreement, WWE has made available to EDR or EDR’s Representatives an accurate and complete copy of each WWE Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) neither WWE nor, to the knowledge of WWE, the other party is in breach of or default under any WWE Material Contract and, neither WWE, nor, to the knowledge of WWE, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any WWE Material Contract, (ii) each WWE Material Contract is, with respect to WWE and, to the knowledge of WWE, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of WWE, each WWE Material Contract is enforceable by WWE in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, WWE has not received any written notice regarding any violation or breach or default under any WWE Material Contract that has not since been cured.

Section 3.13 Liabilities. As of the date of this Agreement, neither WWE nor any WWE Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the WWE Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of WWE or any WWE Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to EDR or EDR’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.14 Compliance with Laws. WWE and WWE Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, since January 1, 2020, neither WWE nor any WWE Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. To the knowledge of WWE, no investigation or review by any Governmental Body with respect to WWE or any WWE Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.15 Certain Business Practices. Since January 1, 2020, none of WWE, any WWE Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of WWE, any third party authorized to act on behalf of WWE or any WWE Subsidiary (each, a “WWE Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (d) created or caused the creation of any false or inaccurate books and records of WWE or any WWE Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. WWE has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to WWE and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related, Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of WWE, threatened against WWE or WWE Subsidiaries or, to the knowledge of WWE, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 3.16 Governmental Authorizations. WWE and WWE Subsidiaries hold all Governmental Authorizations necessary to enable WWE and WWE Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. The material Governmental Authorizations held by WWE and WWE Subsidiaries are, in all material respects, valid and in full force and effect. WWE and WWE Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect. Since January 1, 2020, neither WWE nor any WWE Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 3.17 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by WWE or any WWE Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by WWE or any WWE Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by WWE or any WWE Subsidiary, and (iii) WWE and each WWE Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority against WWE or any WWE Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of WWE or any WWE Subsidiary is currently in progress or pending, or, to WWE’s or any WWE Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of WWE or of any WWE Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which WWE or any WWE Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary is a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither WWE nor any WWE Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was WWE or any WWE Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, has any liability for the Taxes of another Person (other than WWE or any WWE Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, neither WWE nor any WWE Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e) Since January 1, 2021, neither WWE nor any WWE Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed in whole or in part under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither WWE nor any WWE Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) For U.S. federal income Tax purposes (i) the entity classification of WWE and each WWE Subsidiary, and any entity classification election made by any WWE Subsidiary, is set forth on Section 3.17(g) of the WWE Disclosure Letter; and (ii) the entity classification of WWE and each WWE Subsidiary after the WWE Pre-Closing Reorganization and immediately prior to the WWE Transfer is set forth on Section 3.17(g) of the WWE Disclosure Letter.

(h) This Section 3.17 and Section 3.18 set forth the sole and exclusive representations and warranties of WWE with respect to Tax matters.

Section 3.18 Employee Matters; Employee Plans.

(a) WWE has provided a materially correct and complete census of all current WWE employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b) Neither WWE nor any WWE Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting WWE, any WWE Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of WWE, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c) There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, arising out of or relating to the employment or engagement of any WWE Associate, including arising out of or relating to any WWE Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

(d) Since January 1, 2020, WWE has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect.

(e) Section 3.18(e) of the WWE Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material WWE Employee Plan. WWE has made available to EDR or EDR’s Representatives with respect to each material WWE Employee Plan (provided that for any non-U.S. WWE Employee Plan, only to the extent reasonably available) (excluding for this purpose all offer letters that both (i) do not provide for severance or similar termination payments and (ii) do not otherwise materially deviate from WWE’s standard forms) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (iv) all material, non-routine written communications relating to such WWE Employee Plan.

(f) Neither WWE nor any other Person that would be or, at any relevant time, would have been considered a single employer with WWE under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) (i) Each of the WWE Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such WWE Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each of the WWE Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, each WWE Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any WWE Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment, and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither WWE nor any WWE Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any WWE Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or WWE Employee Plan.

(j) The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any WWE Associate or under any WWE Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any WWE Associate under any WWE Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any WWE Associate or under any WWE Employee Plan, (iv) result in any breach or violation of or default under or limit WWE’s right to amend, modify or terminate any WWE Employee Plan or related trust or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k) No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any WWE Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any WWE Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any WWE Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No WWE Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in a WWE Material Adverse Effect, with respect to any WWE Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of WWE, threatened in writing against any WWE Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any WWE Employee Plan with respect to the operation thereof, and (ii) to the knowledge of WWE, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 3.19 WWE Material Media Agreement. To WWE’s knowledge, since January 1, 2020, no counterparty to any WWE Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with WWE or any WWE Subsidiary, or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with WWE and its Subsidiaries.

Section 3.20 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect: (a) WWE and WWE Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of WWE, threatened in writing against WWE or any WWE Subsidiary; (c) as of the date of this Agreement, neither WWE nor any WWE Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of WWE or any WWE Subsidiary arising under Environmental Laws; (d) to the knowledge of WWE: (i) no Person has been exposed to any Hazardous Material at a property or facility of WWE or any WWE Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of WWE or any WWE Subsidiary under any Environmental Law; and (e) neither WWE nor any WWE Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in WWE Material Contracts or other licenses, leases, or sub-leases for real property. This Section 3.20 sets forth the sole and exclusive representations and warranties of WWE with respect to matters arising under Environmental Laws.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect, (a) WWE and WWE Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which WWE or any WWE Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of WWE and WWE Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.22 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of WWE, threatened in writing, against WWE or any WWE Subsidiary, or any property or asset of WWE or any WWE Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or to prevent or materially delay the ability of WWE to consummate the Merger by the End Date.

(b) As of the date of this Agreement, there is no order, writ, injunction, or judgment to which WWE or any WWE Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect.

Section 3.23 Opinions of Financial Advisor. The WWE Board (in such capacity) has received (a) the opinion of Raine Securities LLC (“Raine”) as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, and taking into account the consummation of the Transactions contemplated by this Agreement, the aggregate Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders, (b) the opinion of J.P. Morgan Securities LLC (“J.P. Morgan”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the WWE Transfer Consideration to be received by New PubCo in the WWE Transfer is fair, from a financial point of view, to New PubCo and (c) the opinion of Moelis & Company LLC (“Moelis”, together with Raine and J.P. Morgan, the “WWE Financial Advisors”), as a financial advisor to WWE, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio specified therein is fair from a financial point of view to New PubCo. WWE shall provide a copy of such written opinions to EDR solely for informational purposes promptly after receipt thereof by the WWE Board.

Section 3.24 Financial Advisors. Except for the WWE Financial Advisors pursuant to the WWE Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of WWE. WWE has, prior to the execution and delivery of this Agreement, made available to EDR true, correct, and complete copies of WWE’s engagement letters with each WWE Financial Advisor relating to the Transactions as in effect on the date of this Agreement (the “WWE Advisor Engagement Letters”).

Section 3.25 Related Party Transactions. As of the date of this Agreement, other than any WWE Employee Plan, neither WWE nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between WWE or a WWE Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of WWE or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of WWE or any of its Subsidiaries whose status as a 5% holder is known to WWE as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of WWE), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “WWE Related Party Transaction”).

Section 3.26 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of WWE or WWE Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by WWE with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of WWE or any WWE Subsidiary for use therein.

Section 3.27 No Other Representation.

(a) Except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, neither WWE, New PubCo nor Merger Sub makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees that except for the express written representations and warranties made by EDR in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo, HoldCo or any other Person has made makes any express or implied representation or warranty with respect to EDR or any EDR Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, WWE, New PubCo and Merger Sub each hereby acknowledges and agrees (on its own behalf and on behalf of the WWE Parties) that: (i) except for the representations and warranties of EDR expressly set forth in Article IV or in any instrument or other document delivered pursuant to this Agreement, (x) none of the EDR Parties makes, or has made, any representation or warranty and (y) none of the WWE Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any EDR Party, in each case, regarding any EDR Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of WWE, New PubCo and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding EDR, the EDR Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by WWE, New PubCo and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EDR

EDR hereby represents and warrants to WWE as follows (it being understood that each representation and warranty in this Article IV is subject to (a) the exceptions and disclosures set forth in the EDR Disclosure Letter and (b) the disclosures set forth in the reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the

SEC (the “EDR SEC Documents”) filed after April 28, 2021 and prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such EDR SEC Documents):

Section 4.1 Due Organization; Subsidiaries.

(a) EDR OpCo and HoldCo are each limited liability companies duly organized, validly existing, and in good standing under Delaware Law. EDR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EDR, EDR OpCo and HoldCo each has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used, and (iii) perform its obligations under all Contracts by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) Each of EDR, EDR OpCo and HoldCo is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(c) HoldCo does not own any capital stock of, any other equity-linked or similar interest in, any equity interest of any nature or any interest convertible into or exchangeable or exercisable for any equity-linked or similar interest in, any Entity other than HoldCo Subsidiaries. HoldCo has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(d) Section 4.1(d) of the EDR Disclosure Letter identifies each Subsidiary of HoldCo (each, a “HoldCo Subsidiary,” and collectively, the “HoldCo Subsidiaries”) and indicates its jurisdiction of organization. Each HoldCo Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease, or operate, as appropriate, the assets and properties that it purports to own, lease, and operate and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is necessary, except, in each case, where any failure thereof would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each HoldCo Subsidiary have been duly authorized, validly issued, fully paid nonassessable, and are owned by HoldCo, by another HoldCo Subsidiary, or by HoldCo and another HoldCo Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary.

(e) EDR has made available to WWE or WWE’s Representatives accurate and complete copies of the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR OpCo and HoldCo, including all amendments thereto, as in effect on the date of this Agreement. None of EDR, EDR OpCo, or HoldCo is in violation of any provision of its respective certificate of incorporation or bylaws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a WWE Material Adverse Effect or be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.2 Capitalization.

(a) The issued and outstanding equity interests of HoldCo as of the date of this Agreement are as set forth on Section 4.2(a) of the EDR Disclosure Letter. Such list sets forth, (i) the number and class of Membership Interests outstanding as of the close of business on the Reference Date and (ii) for any Membership Interests,

whether such Membership Interests are subject to any vesting criteria and if so, whether such Membership Interests are vested or will fully vest (or will be forfeited) pursuant to the HoldCo Operating Agreement as a result of the consummation of the Transactions. The Membership Interests are validly issued and have not been issued in violation of, and, except as set forth in the HoldCo Operating Agreement are not subject to, any preemptive or subscription rights, rights of first refusal, purchase option, call option or similar rights. The Membership Interests of HoldCo have been granted and/or issued in compliance in all material respects with all applicable federal securities laws and all applicable foreign and state securities or “blue sky” laws.

(b) As of the date of this Agreement: (i) no Membership Interest is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Membership Interest is subject to any right of first refusal in favor of HoldCo; (iii) no outstanding bond, debenture, note, or other Indebtedness of HoldCo has a right to vote on any matter on which HoldCo members have a right to vote; and (iv) no HoldCo Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Membership Interest. HoldCo is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Membership Interest.

(c) There is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to HoldCo to which HoldCo is a party or by which HoldCo is bound.

(d) Except as set forth in this Section 4.2, as of the close of business on the Reference Date, there is no: (i) outstanding ownership interest in HoldCo; (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable), agreement or commitment of any character to acquire any membership interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from the value of any share of membership interests or other securities of HoldCo, in each case, issued by HoldCo or to which HoldCo is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any membership interests or other securities of HoldCo; or (iv) rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which HoldCo is or may become obligated to sell or otherwise issue any membership interests or any other security.

Section 4.3 Authority; Binding Nature of Agreement. Each of EDR, EDR OpCo and HoldCo has the necessary power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. Each of the EDR Executive Committee, the EDR Managing Member and the managing member of HoldCo have each at a meeting duly called and held, on or prior to the date of this Agreement unanimously (a) determined that it is in the best interests of such Person and its equityholders or members (as applicable), and declared it advisable, to enter into this Agreement and to consummate the Transactions and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the issuance of equity by HoldCo pursuant to Section 1.9) to the extent applicable to it (together, the “EDR Approvals”). This Agreement has been duly executed and delivered by EDR, EDR OpCo and HoldCo and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of EDR, EDR OpCo and HoldCo, respectively, enforceable against EDR, EDR OpCo and HoldCo, respectively, in accordance with its terms, subject to the Enforceability Exceptions and except as would not reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date. The EDR Approvals have been obtained and, other than the EDR Approvals, no vote of any class or series of EDR’s, EDR OpCo’s or HoldCo’s capital stock prior to the Effective Time,or any holder of any other security of EDR, EDR OpCo or HoldCo or the board of directors of EDR, or the managing member of EDR OpCo or HoldCo or the approval of any person under any Organizational Document of any of EDR, EDR OpCo or HoldCo is necessary to adopt this Agreement and approve the consummation of the WWE Pre-Closing Reorganization, the Merger, the WWE Transfer, the issuance of equity by New PubCo to the EDR Subscribers pursuant to Section 1.10, and the other Transactions, and the EDR Approvals will be sufficient to approve this Agreement and the Transactions, including the Merger, in accordance with the DGCL and EDR’s organizational documents.

Section 4.4 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, (i) conflict with or violate any of (A) the certificate of incorporation, certificate of formation, bylaws, operating agreement and other charter and organizational documents of EDR, EDR OpCo and HoldCo, or (B) any similar organizational documents of any other EDR Subsidiary, (ii) assuming that all consents, approvals, and other authorizations described in Section 4.4(b) have been obtained and that all filings and other actions described in Section 4.4(b) have been made or taken, conflict with or violate any Law applicable to EDR, EDR OpCo or HoldCo or by which any property or asset of EDR, EDR OpCo or HoldCo is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by EDR, EDR OpCo, HoldCo or any other EDR Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of HoldCo pursuant to, any HoldCo Contract, except, with respect to each of the foregoing clauses (i)(B), (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by EDR, EDR OpCo and HoldCo do not, and the performance of this Agreement by EDR, EDR OpCo and HoldCo and the consummation by EDR, EDR OpCo and HoldCo of the Transactions will not, require any consent, approval, authorization, or permit of, filing or registration with, notification or report to, or expiration of waiting periods from, any Governmental Body except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing with the SEC of the Information Statement and Registration Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the premerger notification and waiting period requirements of the HSR Act, (v) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing set forth in Section 4.4(b) of the EDR Disclosure Letter, and (vi) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration, or filing, which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of EDR, EDR OpCo or HoldCo to consummate the Merger by the End Date.

Section 4.5 Financial Statements; Internal Controls.

(a) Since January 1, 2020, EDR has filed or furnished on a timely basis all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by EDR with or to the SEC (the “EDR SEC Documents”). As of their respective dates, EDR SEC Documents (to the extent related to HoldCo) complied in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and applicable to such EDR SEC Documents or EDR and, except to the extent that information in such EDR SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later-filed EDR SEC Document, none of the EDR SEC Documents (to the extent related to HoldCo) when filed or furnished contained (or with respect to EDR SEC Documents (to the extent related to HoldCo) filed or furnished after the date of this Agreement, will not contain) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by EDR with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No HoldCo Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the EDR SEC Documents in respect of HoldCo: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K, or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of EDR and its consolidated Subsidiaries (with respect to HoldCo) as of the respective dates thereof and the consolidated results of operations and cash flows of EDR and its consolidated Subsidiaries (with respect to HoldCo) for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(c) Section 4.5(c) of the EDR Disclosure Letter contains true, complete and accurate copies of the unaudited consolidated financial statements consisting of the balance sheets of HoldCo as of December 31, 2020, December 31, 2021, and December 31, 2022, and the related consolidated statements of operations, comprehensive income and retained earnings for each of the years then ended (collectively the “HoldCo Financial Statements”). True and correct copies of HoldCo Financial Statements have been provided to WWE. The HoldCo Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (iii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations and cash flows of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, reasonably expected to be material).

(d) When delivered by EDR to WWE in accordance with Section 6.15(a), the HoldCo Audited Financial Statements will (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (ii) fairly present, in all material respects, the consolidated financial position of HoldCo and its consolidated Subsidiaries and as of the respective dates thereof and the consolidated results of operations of HoldCo and its consolidated Subsidiaries for the periods covered thereby (subject to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(e) EDR maintains, and at all times since January 1, 2020, has maintained, a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) relating to HoldCo that comply with the requirements of the Exchange Act and have been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that, to the extent relating to HoldCo: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of EDR; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of EDR; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of EDR that could have a material effect on EDR’s consolidated financial statements. Since January 1, 2020, none of EDR, EDR Executive Committee, its audit committee or, to the knowledge of EDR, EDR’s independent registered accounting firm, has identified or been made aware of any: (A) significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by

EDR; (B) illegal act or fraud, whether or not material, that involves the management or other employees of EDR who have a significant role in EDR’s internal controls over financial reporting; or (C) claim or allegation regarding any of the foregoing.

(f) EDR maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information relating to HoldCo required to be disclosed in EDR’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to EDR’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of EDR and the principal financial officer of EDR to make the certifications required under the Exchange Act with respect to such reports. EDR and its Subsidiaries have carried out all evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(g) Only to the extent relating to HoldCo, neither EDR nor any EDR Subsidiary is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership, or any similar Contract (including any Contract arising out of or relating to any transaction or relationship between or among EDR and any EDR Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose, or limited purpose Entity, on the other hand, or any “off-balance sheet arrangement” (within the meaning of Item 303(a) of Regulation S-K promulgated under the Exchange Act)) where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, EDR or any EDR Subsidiary in EDR’s published financial statements or other reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by EDR with or to the SEC.

Section 4.6 Absence of Changes.

(a) Since December 31, 2022 and through the date of this Agreement, there has not occurred any HoldCo Material Adverse Effect.

(b) Except as contemplated by this Agreement, from December 31, 2022 through the date of this Agreement, HoldCo and HoldCo Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions).

Section 4.7 Title to Assets. HoldCo and each HoldCo Subsidiary has good and valid title to all material assets (excluding to the extent relevant, any Intellectual Property Rights, which are solely covered under Section 4.9) owned by it as of the date of this Agreement, or valid leasehold interests in or valid right to use all other material assets of Holdco and Holdco Subsidiaries, and including all material assets reflected on the HoldCo Financial Statements, except (a) for assets sold or otherwise disposed of in the ordinary course of business since January 1, 2023 and (b) where such failure would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.8 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries is the sole owner of each parcel of real property owned by HoldCo or its Subsidiaries (the “HoldCo Owned Real Property”) and, subject to the Permitted Encumbrances, HoldCo or one of the HoldCo Subsidiaries has good and valid title and, to the knowledge of HoldCo, marketable title to the HoldCo Owned Real Property, and the HoldCo Owned Real Property is free and clear of any Encumbrance, except for Permitted Encumbrances. Section 4.8(a) of the EDR Disclosure Letter sets forth the address of each parcel of HoldCo Owned Real Property that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole, as of the date of this Agreement and designates HoldCo or the applicable HoldCo Subsidiary that is the owner thereof.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, HoldCo or one of the HoldCo Subsidiaries holds a valid and existing leasehold interest in the real property that is leased, subleased, licensed, used, or otherwise occupied by HoldCo or such Subsidiary, as applicable, from another Person (the “HoldCo Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Section 4.8(b) of EDR Disclosure Letter sets forth each HoldCo Lease that is material to the business of HoldCo and its Subsidiaries, taken as a whole, as of the date of this Agreement and identifies the street address of the applicable HoldCo Leased Real Property subject thereto. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice regarding any violation or breach or default under any HoldCo Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a HoldCo Material Adverse Effect.

(c) The HoldCo Owned Real Property and the HoldCo Leased Real Property collectively constitute all of material real property necessary to operate the business of HoldCo as currently conducted in all respects material to the business of HoldCo and its Subsidiaries, taken as a whole. No casualty event has occurred with respect to any HoldCo Owned Real Property or HoldCo Leased Real Property that has not been remedied in all material respects, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, no condemnation event is pending or, to the knowledge of HoldCo, threatened, with respect to any HoldCo Owned Real Property or, to the knowledge of HoldCo, HoldCo Leased Real Property.

Section 4.9 Intellectual Property.

(a) Section 4.9(a) of the EDR Disclosure Letter sets forth a list of all material registrations and applications for Patents, trademarks and copyrights included in the HoldCo Registered IP as of the date of this Agreement. To the knowledge of EDR, all HoldCo Registered IP is subsisting, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) HoldCo or a HoldCo Subsidiary, as the case may be, owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise has the right to use, pursuant to a valid Contract or other right, all material Intellectual Property Rights necessary for the conduct of the business as presently conducted by HoldCo and the HoldCo Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of HoldCo: (i) the operation of the business of HoldCo and its Subsidiaries as currently conducted is not infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (ii) no Person is infringing, misappropriating or otherwise violating any HoldCo IP. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, as of the date of this Agreement, there is currently no, and there has not been during the twelve (12) months immediately prior to the date of this Agreement any Legal Proceeding pending (or, to the knowledge of EDR, is threatened in writing) against HoldCo or any HoldCo Subsidiary alleging that the operation of the business of HoldCo or any HoldCo Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property Right of any Person.

(d) HoldCo and the HoldCo Subsidiaries have taken commercially reasonable measures to protect and maintain each item of material HoldCo Registered IP and the confidentiality of the Trade Secrets included in the HoldCo IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, to the knowledge of EDR, as of the date of this Agreement, none of the material HoldCo IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such HoldCo IP.

(f) To the knowledge of EDR, no Holdco IT Assets contain any Malicious Code that would, individually or in the aggregate, reasonably be expected to have a Holdco Material Adverse Effect. Holdco and the Holdco Subsidiaries have implemented commercially reasonable disaster recovery and backup plans and procedures for the Holdco IT Assets and have taken commercially reasonable steps designed to (i) protect against loss and unauthorized access or use of the Holdco IT Assets, and (ii) detect for and prevent the introduction of any Malicious Code into such Holdco IT Assets. To the knowledge of EDR, in the twelve (12) months immediately prior to the date of this Agreement, there has not been any material incident of unauthorized access or other material security breach of the HoldCo IT Assets.

(g) Since January 1, 2020: (a) HoldCo and HoldCo Subsidiaries have, in all material respects, complied with (i) all applicable Laws and binding standards relating to HoldCo’s and HoldCo Subsidiaries’ collection, storage, transfer, processing, security and use of Personal Information, email, text message, or telephone marketing, and the PCI-DSS Standards, (ii) all published privacy and data security policies, and (iii) the requirements of any Contract concerning information security and data privacy to which HoldCo and HoldCo Subsidiaries are subject; (b) HoldCo and HoldCo Subsidiaries have, and have taken commercially reasonable steps to require any entity with which HoldCo or HoldCo Subsidiaries have agreed to exchange, since such date, any Personal Information (“HoldCo Data Partner”) to have, adopted and implemented at least industry standard physical, technical, organizational, and administrative security measures and policies to protect all Personal Information stored or processed on behalf of HoldCo and HoldCo Subsidiaries; (c) HoldCo and HoldCo Subsidiaries have not experienced a material data breach or incident resulting in loss or unauthorized access to Personal Information, including to the knowledge of HoldCo, any material breach of Personal Information stored or processed by or on behalf of HoldCo and any HoldCo Subsidiary by any HoldCo Data Partner; and (d) HoldCo and HoldCo Subsidiaries have not been the subject of any material complaint, claim, or investigation related to their collection, use, storage, transfer, security or processing of Personal Information.

(h) This Section 4.9 sets forth the sole and exclusive set of representations and warranties of HoldCo with respect to Intellectual Property Rights ownership and non-infringement, HoldCo IT Assets, data privacy, and information security matters.

Section 4.10 EDR Contracts.

(a) Section 4.10(a) of the EDR Disclosure Letter identifies each of the following HoldCo Contracts to which HoldCo is a party as of the date of this Agreement other than any HoldCo Contract that is or constitutes (1) a nondisclosure agreement entered into (x) in the ordinary course of business or (y) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions or (2) a HoldCo Employee Plan or EDR Equity Plan, which shall be governed by Section 4.16 (HoldCo Contracts required to be set forth on such schedule, the “HoldCo Material Contracts”):

(i) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that materially limits the freedom or right of HoldCo or any HoldCo Subsidiary to sell, distribute, produce or manufacture any product, project or service either by (A) materially limiting the freedom or right of HoldCo or a HoldCo Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(ii) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that requires by its terms or is reasonably likely to require, during the remaining term of such HoldCo Contract, annual payments or delivery of cash or other consideration by or to HoldCo or its Subsidiaries in an amount having an expected value in excess of $3,000,000 in the fiscal year ending December 21, 2023;

(iii) other than any Media Agreement or any Talent Agreement, any HoldCo Contract that is material to HoldCo and its Subsidiaries, taken as a whole, that following the consummation of the Transactions, would on its terms, reasonably be expected to bind or purport to bind any Affiliate of HoldCo (other than HoldCo or any HoldCo Subsidiary) or apply to the assets or business thereof in a manner that would be material to HoldCo and its Subsidiaries, taken as a whole;

(iv) other than any Media Agreement or any Talent Agreement, any HoldCo Contract under which HoldCo or any HoldCo Subsidiary (A) licenses or sublicenses material Intellectual Property Rights to any third party, (B) licenses or sublicenses material Intellectual Property Rights from any third party or (C) has entered into any covenant not to sue or assert or immunity from suit with respect to material Intellectual Property Rights, including any material coexistence agreements and material settlement agreements (in each case, other than (v) non-disclosure agreements, (w) non-exclusive licenses granted by HoldCo or a HoldCo Subsidiary in the ordinary course of business or to end users in connection with the provision or sale of any product or service, (x) non-exclusive licenses granted to HoldCo or a HoldCo Subsidiary by any customer, employee, consultant, or independent contractor of HoldCo or any HoldCo Subsidiary in the ordinary course of business, (y) licenses of commercially available Software licensed in object code form only granted to HoldCo or a HoldCo Subsidiary, or (z) licenses to open source, public, or freeware Software, or other materials), in each case, which HoldCo Contract is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(v) any HoldCo Contract relating to Indebtedness in excess of $5,000,000 (whether incurred, assumed, guaranteed, or secured by any asset) of HoldCo or any HoldCo Subsidiary;

(vi) other than any Media Agreement or any Talent Agreement, any HoldCo Contract constituting a joint venture, partnership, or similar arrangement that includes the sharing of profits and losses with another Person, in each case, that is material to the business of HoldCo and the HoldCo Subsidiaries, taken as a whole;

(vii) any HoldCo Contract that prohibits the payment of dividends or distributions in respect of the capital stock of HoldCo, the pledging of the capital stock or other equity interests of HoldCo, or prohibits the issuance of any guaranty by HoldCo;

(viii) any HoldCo Contract that is currently in effect and has been filed (or is required to be filed) by HoldCo as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any HoldCo Contract relating to a HoldCo Related Party Transaction other than offer letters that can be terminated at will without severance obligations;

(x) any HoldCo Contract for the license, lease, or sublease of any material HoldCo Owned Real Property;

(xi) any HoldCo Contract since January 1, 2020, that relates to the acquisition or disposition by HoldCo or any HoldCo Subsidiary, involving consideration in excess of $10,000,000, of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any HoldCo Contract with any Governmental Body under which payments in excess of $1,000,000 were received by HoldCo in the most recently completed fiscal year;

(xiii) any HoldCo Contract pursuant to which HoldCo or any HoldCo Subsidiary (A) has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (y) payment of royalties or other amounts calculated based upon any revenue or income of HoldCo, in each case, that could result in payments in excess of $5,000,000 or (B) grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license, or any other similar rights with respect to any product or service of HoldCo or any HoldCo IP, in each case, which HoldCo Contract is material to the business of HoldCo and any HoldCo Subsidiary, taken as a whole, other than any commercial Contract entered into in the ordinary course of business;

(xiv) any HoldCo Contract since January 1, 2020, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the business of HoldCo and HoldCo Subsidiaries, taken as a whole, other than any such HoldCo Contracts entered into in the ordinary course of business;

(xv) any hedging, swap, derivative, or similar HoldCo Contract;

(xvi) any HoldCo Contract that requires the services, performance or involvement of any particular employee or service provider of HoldCo or any HoldCo Subsidiary or that otherwise contains a so-called “key person”, “essential element” or “of the essence” provision with respect to any such Person;

(xvii) any Media Agreement that involves either annual payments to or by HoldCo or any HoldCo Subsidiary of $3,000,000 or more (in cash or kind) (the “HoldCo Material Media Agreements”); and

(xviii) any settlement, conciliation or similar agreement (A) pursuant to which HoldCo or any HoldCo Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $15,000,000 or (B) that would otherwise materially limit the operation of HoldCo and its Subsidiaries, taken as a whole, as currently operated.

(b) As of the date of this Agreement, HoldCo has made available to WWE or WWE’s Representatives an accurate and complete copy of each HoldCo Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) neither HoldCo nor, to the knowledge of HoldCo, the other party is in breach of or default under any HoldCo Material Contract and, neither HoldCo nor, to the knowledge of HoldCo, the other party has taken or failed to take any action, and no event has occurred, that with or without notice, lapse of time, or both would constitute a breach of or default under any HoldCo Material Contract, (ii) each HoldCo Material Contract is, with respect to HoldCo and, to the knowledge of HoldCo, the other party, a valid agreement, binding, and in full force and effect, (iii) to the knowledge of HoldCo, each HoldCo Material Contract is enforceable by HoldCo in accordance with its terms, subject to the Enforceability Exceptions, and (iv) since January 1, 2020, through the date of this Agreement, HoldCo has not received any written notice regarding any violation or breach or default under any HoldCo Material Contract that has not since been cured.

Section 4.11 Liabilities. As of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has any liability of the type required to be disclosed as a liability on a consolidated balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed on the HoldCo Balance Sheet; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of HoldCo or any HoldCo Subsidiary under HoldCo Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to WWE or WWE’s Representatives or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since January 1, 2023; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.12 Compliance with Laws. HoldCo and HoldCo Subsidiaries have each been, since January 1, 2020, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has been given written notice of, or been charged with, any unresolved violation of any Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. To the knowledge of HoldCo, no investigation or review by any Governmental Body with respect to HoldCo or any HoldCo Subsidiary is pending or, as of the date of this Agreement, threatened, nor has any Governmental Body indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.13 Certain Business Practices. Since January 1, 2020, none of HoldCo, any HoldCo Subsidiary, any of their respective directors, officers or employees, or, to the knowledge of HoldCo, any third party authorized to act on behalf of HoldCo or any HoldCo Subsidiary (each, a “HoldCo Representative”), has (i) been a Sanctioned Person or (ii) violated any applicable Trade Laws or Sanctions, applicable Anti-Corruption Law or any rule or regulation promulgated thereunder, applicable anti-money laundering Law and any rule or regulation promulgated thereunder, or any applicable Law of similar effect, or (iii) has, in violation of any applicable Anti-Corruption Law: (a) directly or indirectly paid, offered, or promised to make or offer any contribution, gift, entertainment, or other expense, (b) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind to or for the benefit of foreign or domestic governmental officials or employees, or to foreign or domestic political parties, candidates thereof, or campaigns, (c) paid, offered, or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, or (c) created or caused the creation of any false or inaccurate books and records of HoldCo or any HoldCo Subsidiary related to any of the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.. HoldCo has established and maintains policies and procedures reasonably designed to promote and achieve compliance with any Anti-Corruption Laws, anti-money laundering Laws, Sanctions, and Trade Laws applicable to HoldCo and its Subsidiaries. There are no Anti-Corruption-related, anti-money laundering-related Sanctions-related or Trade Laws-related enforcement actions pending or, to the knowledge of HoldCo, threatened against HoldCo or HoldCo Subsidiaries or, to the knowledge of HoldCo, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

Section 4.14 Governmental Authorizations. HoldCo and HoldCo Subsidiaries hold all Governmental Authorizations necessary to enable HoldCo and HoldCo Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. The material Governmental Authorizations held by HoldCo and HoldCo Subsidiaries are valid and in full force and effect. HoldCo and HoldCo Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Since January 1, 2020, neither HoldCo nor any HoldCo Subsidiary has received any written notice of any material noncompliance or alleged material noncompliance with any material Governmental Authorization.

Section 4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by HoldCo or any HoldCo Subsidiary with any Governmental Body have been filed on or before the applicable due date (taking into account any extension of such due date), and all such Tax Returns are true, accurate, and complete in all respects, (ii) all Taxes due and payable by or required to have been paid by HoldCo or any HoldCo Subsidiary (whether or not shown as due and owing on any Tax Returns) have been timely paid by HoldCo or any HoldCo Subsidiary and (iii) HoldCo and each HoldCo Subsidiary has withheld and paid over to the appropriate Governmental Body (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has provided appropriate certificates of deduction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (i) no deficiency or proposed adjustment for any Tax has been asserted or assessed by any Taxing Authority in writing against HoldCo or any HoldCo Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) no examination or audit of, or other Legal Proceeding with respect to, any Tax Return of HoldCo or any HoldCo Subsidiary is currently in progress or pending, or, to HoldCo’s or any HoldCo Subsidiary’s knowledge, threatened, (iii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of HoldCo or of any HoldCo Subsidiary, and (iv) no written claim has been made since January 1, 2020 by any Governmental Body in a jurisdiction in which HoldCo or any HoldCo Subsidiary, as applicable, does not file Tax Returns (or pay a specified type of Tax) that it is or may be subject to such type of Tax by, or required to file Tax Returns in, that jurisdiction.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary is a party to any Tax Sharing Agreement that would have a continuing effect after the Closing Date or which would bind HoldCo or any HoldCo Subsidiary after the Closing Date (other than commercial agreements or arrangements entered into in the ordinary course of business the primary subject matter of which is not Tax). Neither HoldCo nor any HoldCo Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was HoldCo or any HoldCo Subsidiary) or (ii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, has any liability for the Taxes of another Person (other than HoldCo or any HoldCo Subsidiary) pursuant to applicable Law (including under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or non-U.S. Law)), or as a transferee or successor.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, neither HoldCo nor any HoldCo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) any “closing agreement” executed prior to the Closing or any agreement with any Taxing Authority entered into or any ruling received or requested from any Taxing Authority on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing, (iv) any prepaid amount received on or prior to the Closing or any deferred revenue accrued or existing on or before the Closing Date, (v) any election under Section 108(i) of the Code made prior to the Closing or (vi) any installment sale or open transaction disposition occurring on or before the Closing Date.

(e) Neither HoldCo nor any HoldCo Subsidiary is or has entered into any “listed transaction” within the meaning of Sections 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f) For U.S. federal income Tax purposes the entity classification of HoldCo and each Subsidiary of HoldCo, and any entity classification election made by any such entity, is set forth on Section 4.15(f) of the EDR Disclosure Letter.

(g) This Section 4.15 and Section 4.16 sets forth the sole and exclusive representations and warranties of HoldCo with respect to Tax matters.

Section 4.16 Employee Matters; Employee Plans.

(a) HoldCo has provided a materially correct and complete census of all current HoldCo employees as of the date of this Agreement, which shall include job title and location of each such employee.

(b) Neither HoldCo nor any HoldCo Subsidiary (i) is party to or bound by a Collective Bargaining Agreement; (ii) is currently negotiating a Collective Bargaining Agreement or (iii) has an obligation to bargain with any union or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (i) since January 1, 2020, there has not been any unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting HoldCo, any HoldCo Subsidiary or any of their respective employees; and (ii) there is not now pending, and, to the knowledge of HoldCo, no Person has threatened in writing to commence, any such unfair labor practice charge, labor arbitration, grievance, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity, or any similar activity or dispute.

(c) There is no (and, since January 1, 2020, has been no) Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, arising out of or relating to the employment or engagement of any HoldCo Associate, including arising out of or relating to any HoldCo Employee Plan or EDR Employee Plan, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(d) Since January 1, 2020, HoldCo has complied with all applicable Laws related to labor and employment, including all Laws regarding employment practices, payment of wages and hours of work, collective bargaining, worker classification (including the proper classification of workers as independent contractors and consultants and classification of employees as exempt or non-exempt), background checks, leaves of absence, plant closing notification, privacy rights, labor disputes, workplace safety, retaliation, immigration, and harassment and discrimination matters, except any lack of compliance that would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect.

(e) Section 4.16(e) of the EDR Disclosure Letter sets forth, as of the date of this Agreement, a complete list of each material HoldCo Employee Plan and material EDR Employee Plan. HoldCo has made available to WWE or WWE’s Representatives (provided that for any non-U.S. HoldCo Employee Plan or EDR Employee Plan, only to the extent reasonably available) (i) with respect to each material HoldCo Employee Plan (excluding for this purpose all offer letters that both (x) do not provide for severance or similar termination payments and (y) do not otherwise materially deviate from HoldCo’s standard forms) accurate and complete copies of the following, as relevant: (A) all plan documents and all material amendments thereto, and all related trust or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 and all schedules thereto; and (D) all material, non-routine written communications relating to such HoldCo Employee Plan, and (ii) with respect to each material EDR Employee Plan (excluding for this purpose all offer letters that both (1) do not provide for severance or similar termination payments and (2) do not otherwise materially deviate from EDR’s standard forms) accurate and complete copies of all material plan documents and all material amendments thereto (or a summary of the material terms thereof).

(f) Neither HoldCo nor any other Person that would be or, at any relevant time, would have been considered a single employer with HoldCo under Section 414(b), (c), (m) or (o) the Code or ERISA has during the six (6) years prior to the date of this Agreement sponsored, maintained, contributed to or been required to maintain or contribute to or otherwise had liability, whether absolute or contingent, with respect to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each within the meaning of Section 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) (i) Each of the HoldCo Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (ii) there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such HoldCo Employee Plan and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each of the HoldCo Employee Plans is now, and has since January 1, 2020, been operated in compliance with its terms and all applicable Laws, including but not limited to ERISA and the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, each HoldCo Employee Plan that is subject to Laws of a jurisdiction outside of the United States that provides benefits to or for the benefit of any HoldCo Associates (i) if intended to qualify for special tax treatment, meets (and at all times has met) all the requirements for such treatment and no facts or circumstances exist that could adversely affect such qualified treatment and (ii) if required or intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar non-U.S., state or local Law), neither HoldCo nor any HoldCo Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any HoldCo Associate pursuant to any retiree medical benefit plan or other retiree welfare plan or HoldCo Employee Plan.

(j) The consummation of the Transactions (including in combination with other events or circumstances occurring prior to, contemporaneous with or following the consummation of the Transactions) will not (i) result in any payment or benefit becoming due to any HoldCo Associate or under any HoldCo Employee Plan or EDR Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any HoldCo Associate under any HoldCo Employee Plan or EDR Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting (A) of any benefit to any HoldCo Associate, (B) under any HoldCo Employee Plan (C) of any benefit to any HoldCo Associate under any EDR Employee Plan or (D) under any equity or equity-based compensation plans, programs, agreements, arrangements or Contracts sponsored or maintained by EDR or any of its Subsidiaries with respect to any HoldCo Associate, (iv) result in any breach or violation of or default under or limit HoldCo’s right to amend, modify or terminate any HoldCo Employee Plan or related trust, or (v) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(k) No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any HoldCo Associate, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any HoldCo Associate, in each case as a result of a failure to comply with Section 409A of the Code with respect to any HoldCo Employee Plan or EDR Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No HoldCo Associate is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

(l) Except as would not, individually or in the aggregate, reasonably be expected to result in a HoldCo Material Adverse Effect, with respect to any HoldCo Employee Plan, (i) no Legal Proceeding (other than routine claims for benefits in the ordinary course) is (or, since January 1, 2020, has been) pending, or, to the knowledge of HoldCo, threatened in writing against any HoldCo Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any HoldCo Employee Plan with respect to the operation thereof, and (ii) to the knowledge of HoldCo, no fact or circumstance exists that would reasonably be expected to give rise to any such Legal Proceeding.

Section 4.17 HoldCo Material Media Agreement. To EDR’s knowledge, since January 1, 2020, no counterparty to any HoldCo Material Media Agreement has (a) canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with HoldCo or any HoldCo Subsidiary or (b) decreased materially or threatened to decrease materially or limit materially, the amount of business that any such counterparty presently engages in or presently conducts with HoldCo and its Subsidiaries.

Section 4.18 HoldCo Form Agreement. As of the date of this Agreement, EDR has made available to WWE an accurate and complete copy of HoldCo’s standard form promotion and bout agreement (the “Form Agreement”). As of the date of this Agreement, all fighters have entered into an agreement with HoldCo or a HoldCo Subsidiary that contains terms with respect to the assumption of risk/waiver of all claims that is substantially similar to those assumption of risk/waiver of all claims provisions in the Form Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect. Except as set forth on Section 4.18 of the EDR Disclosure Letter, there is no agreement with any fighter pursuant to which HoldCo or any HoldCo Subsidiary could be required to make a payment that would be material to HoldCo and its Subsidiaries, taken as a whole.

Section 4.19 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect: (a) HoldCo and HoldCo Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of HoldCo, threatened in writing against HoldCo or any HoldCo Subsidiary; (c) as of the date of this Agreement, neither HoldCo nor any HoldCo Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved violations, liabilities, or requirements on the part of HoldCo or any HoldCo Subsidiary arising under Environmental Laws; (d) to the knowledge of HoldCo: (i) no Person has been exposed to any Hazardous Material at a property or facility of HoldCo or any HoldCo Subsidiary at levels in excess of applicable permissible exposure levels; and (ii) there is and has been no Hazardous Material present or Released on, at, under, or from any property or facility, including the HoldCo Owned Real Property and the HoldCo Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of HoldCo or any HoldCo Subsidiary under any Environmental Law; and (e) neither HoldCo nor any HoldCo Subsidiary has assumed, undertaken, or otherwise become subject to any known liability of another Person arising under Environmental Laws other than any indemnity in Material Contracts or other licenses, leases, or sub-leases for real property. This Section 4.19 sets forth the sole and exclusive representations and warranties of HoldCo with respect to matters arising under Environmental Laws.

Section 4.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect, (a) HoldCo and HoldCo Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which HoldCo or any HoldCo Subsidiary is a party or is bound; and (b) as of the date of this Agreement, all insurance policies with respect to the business and assets of HoldCo and HoldCo Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), all premiums due thereon have been paid in full, no written notice of cancellation or modification has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.21 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of HoldCo, threatened in writing, against HoldCo or any HoldCo Subsidiary, or any property or asset of HoldCo or any HoldCo Subsidiary, or against EDR and its Affiliates primarily arising from the business of HoldCo or any HoldCo Subsidiary, other than any Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect or to prevent or materially delay the ability of HoldCo to consummate the Merger by the End Date.

(b) As of the date of this Agreement, there is no order, writ, injunction, or judgment to which HoldCo or any HoldCo Subsidiary is subject that would, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

Section 4.22 Financial Advisors. Except for the those advisors set forth on Section 4.21 of the EDR Disclosure Letter (the “EDR Financial Advisors”) pursuant to the EDR Advisor Engagement Letters, no broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of EDR or HoldCo. EDR has, prior to the execution and delivery of this Agreement, made available to WWE a true, correct, and complete copy of EDR’s engagement letter with the EDR Financial Advisors relating to the Transactions as in effect on the date of this Agreement (the “EDR Advisor Engagement Letters”).

Section 4.23 Related Party Transactions. As of the date of this Agreement, other than any HoldCo Employee Plan or EDR Employee Plan, neither HoldCo nor any of its Subsidiaries is party to any transaction or arrangement or series of related transactions or arrangements between HoldCo or a HoldCo Subsidiary, on the one hand, and any (a) present or former executive officer (as such term is defined in the Exchange Act) or director of HoldCo or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of HoldCo or any of its Subsidiaries whose status as a 5% holder is known to HoldCo as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of HoldCo), on the other hand, in each case as would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (assuming that such Item 404 were to apply to HoldCo) (each of the foregoing, a “HoldCo Related Party Transaction”).

Section 4.24 Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of HoldCo or HoldCo Subsidiaries expressly for inclusion in (a) the Information Statement to be filed by WWE with the SEC will, on the date the Information Statement is first mailed to stockholders of WWE and (b) the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by HoldCo with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of HoldCo or any HoldCo Subsidiary for use therein.

Section 4.25 No Other Representation.

(a) Except for the express written representations and warranties made by EDR in this Agreement and in any instrument or other document delivered pursuant to this Agreement, none of EDR, EDR OpCo or HoldCo makes any express or implied representation or warranty with respect to HoldCo or any HoldCo Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise). Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees that except for the express written representations and warranties made by WWE in this Agreement or in any instrument or other document delivered pursuant to this Agreement, none of WWE, New PubCo, Merger Sub or any other Person has made makes any express or implied representation or warranty with respect to WWE or any WWE Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).

(b) Notwithstanding anything to the contrary in this Agreement, EDR, EDR OpCo and HoldCo each hereby acknowledges and agrees (on its own behalf and on behalf of the EDR Parties) that: (i) except for the representations and warranties of WWE expressly set forth in Article III or in any instrument or other document delivered pursuant to this Agreement, (x) none of the WWE Parties makes, or has made, any representation or warranty and (y) none of the EDR Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any WWE Party, in each case, regarding any WWE Party, its or their business, this Agreement, the Transactions, or any other related matter; and (ii) each of EDR, EDR OpCo and HoldCo is a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding WWE, the WWE Subsidiaries, and the Transactions, which investigation, review, and analysis were conducted by EDR, EDR OpCo and HoldCo together with expert advisors, including legal counsel, that they have engaged for such purpose.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Access to Information.

(a) Subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions, integration planning relating thereto and in accordance with Section 6.1, on reasonable advance notice to WWE, New PubCo or EDR, as applicable:

(i) WWE and New PubCo shall, and shall cause their Representatives to provide EDR and EDR’s Representatives with reasonable access during WWE’s and New PubCo’s normal business hours to WWE’s and New PubCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at EDR’s expense, at a reasonable time, under the supervision of appropriate personnel of WWE and New PubCo and in such a manner as not to unreasonably interfere with the normal operation of the business of WWE or New PubCo or any WWE Subsidiary or create material risk of damage or destruction to any material asset or property; and

(ii) EDR shall, and shall cause its Representatives to provide WWE and WWE’s Representatives with reasonable access during HoldCo’s normal business hours to HoldCo’s Representatives, personnel, and books and records; provided that any such access shall be conducted at WWE’s expense, at a reasonable time, under the supervision of appropriate personnel of EDR and in such a manner as not to unreasonably interfere with the normal operation of the business of HoldCo or any HoldCo Subsidiary or create material risk of damage or destruction to any material asset or property.

Any such access shall be subject to WWE’s and EDR’s reasonable security measures and insurance requirements, as applicable, and shall not include invasive testing or sampling of soil, sediment, groundwater, building material, vapor, air, or any other environmental media. Nothing in this Agreement shall require WWE or EDR to disclose or provide access to any information to the extent that such Party determines in its reasonable discretion (after consultation with its outside legal counsel) that such disclosure would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which WWE, EDR or any of their respective Affiliates is a party) or (C) increase the risk of facing any Regulatory Hurdle; provided, however, WWE, New PubCo, or EDR, as applicable, shall inform the other Party as to the general nature of what is being withheld and WWE and EDR shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (1) if reasonably requested by the Party requesting the relevant information, obtain the required Consent or waiver of any third party required to provide such information and (2) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(b) With respect to the information disclosed pursuant to this Section 5.1, EDR and WWE shall comply with, and shall instruct their respective Representatives to comply with, all of its obligations under the Mutual Confidentiality Agreement, dated February 7, 2023, between WWE and EDR (the “Confidentiality Agreement”).

Section 5.2 Operation of WWE’s Business.

(a) During the Pre-Closing Period, except (x) as to the extent required under this Agreement or by applicable Laws, (y) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.2 of the WWE Disclosure Letter, WWE and New PubCo shall, and shall cause their respective Subsidiaries to use reasonable best efforts to conduct its business in all material respects in the ordinary course; provided that (i) with respect to the matters specifically addressed by any provision of Section 5.2(b) such specific provisions shall govern over the more general provision of Section 5.2(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.2(b) relieves WWE, New PubCo or any of their respective Subsidiaries from compliance with Section 5.2(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.2(b)) and (ii) this Section 5.2(a) shall not prohibit WWE, New PubCo or any of their respective Subsidiaries from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.2(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that WWE (or, following the Effective Time, New PubCo) shall provide EDR with notice of such emergency situation as soon as reasonably practicable, consult with EDR before taking any such actions (to the extent practicable under the circumstances) and provide EDR with a written description of the actions taken by WWE (or New PubCo) or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b) During the Pre-Closing Period, except (w) to the extent required under this Agreement or by applicable Laws, (x) with the written consent of EDR, which consent shall not be unreasonably withheld, conditioned, or delayed, or (y) as set forth in Section 5.2 of the WWE Disclosure Letter, neither WWE, nor New PubCo nor any of their respective Subsidiaries shall:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the WWE Minimum Cash Requirement;

(ii) split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant (A) any capital stock, equity-linked interest, or other security, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity-linked interest, or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity-linked interest, or other security of WWE (except, in each case, (w) on the settlement of WWE Restricted Stock Units or WWE Performance Stock Units, in each case, outstanding as of the date hereof or granted after the date hereof as permitted hereunder, (x) pursuant to purchase rights under the WWE ESPP, (y) (i) in connection with conversion (in whole or in part) of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture or (ii) pursuant to an exercise of the Call Spread Transactions or otherwise pursuant to their terms or (z) from a WWE Subsidiary to another WWE Subsidiary);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of WWE, New PubCo or any of their respective Subsidiaries;

(v) other than any in respect of any Talent Agreement and except as required under the terms of any WWE Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any WWE Employee Plan, except for amendments to such WWE Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such WWE Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the WWE Employee Plans; (C) grant any WWE Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to WWE Associates with an annual base salary below $500,000 in the ordinary course of business in connection with WWE’s annual merit-based compensation review process or WWE’s promotion of any WWE Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any WWE Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for WWE Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any WWE Associate with an annual base salary in excess of $500,000;

(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other organizational document;

(vii) form any Subsidiary (other than a subsidiary wholly-owned by WWE or a WWE Subsidiary), acquire any equity interest or equity-linked interest in any other Entity (other than securities in a publicly traded company held for investment by WWE and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) (A) for each of (i) the remainder of calendar year 2023 and (ii) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 115% of WWE’s capital expense budget made available to EDR or EDR’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget or (B) utilize any amount of any tenant improvement allowance paid to the tenant by the landlord pursuant to the Headquarters Lease for any purpose other than for the payment of the hard and soft costs incurred in connection with completion of Tenant’s Work (as defined in the Headquarters Lease) subject to and in accordance with the terms of the Headquarters Lease;

(ix) other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in WWE’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right, except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of WWE or any WWE Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that WWE or a WWE Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(x) enter into, amend, renew (or fail to exercise a renewal option under), or modify a WWE Lease if such WWE Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such WWE Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any WWE Lease (except any termination that shall occur at the end of the maximum term of such WWE Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi) make any material capital contribution or advance to, or material investment in, any Person (other than between WWE and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of WWE or any WWE Subsidiary as the date of this Agreement in the ordinary course of business);

(xii) other than any Media Agreement or Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any WWE Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a WWE

Material Contract, excluding any (A) non-exclusive license agreement and (B) settlement of conversions with respect to the Convertible Notes;

(xiii) amend or modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of WWE and WWE Subsidiaries;

(xiv) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where WWE reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that WWE consults with EDR and considers in good faith the views and comments of EDR with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

(xv) settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any actual or threatened Legal Proceeding or other claim in respect of Taxes, (B) any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (C) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by WWE of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, WWE and the payment of monies by WWE that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by WWE of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the WWE Balance Sheet; or (IV) that does not result in any monetary or other obligation of WWE, New PubCo or a WWE Subsidiary; provided that this Section 5.2(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi) enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

(xvii) in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii) other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or right of HoldCo, EDR or their respective Affiliates or investors or Affiliates of such investors to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than WWE or a WWE Subsidiary;

(xix) change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xx) amend, modify, supplement or terminate the Convertible Notes Indenture or any Call Spread Documentation or take any action that would result in (i) a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof), (ii) a change to the composition of the Shares thereunder or any other economic term thereof, (iii) a Potential Adjustment Event or (iv) otherwise an adjustment to the Option Entitlement, Warrant Entitlement or Strike Price (each as defined in the relevant Call Spread Documentation as in effect on the date hereof) (other than as contemplated pursuant to Section 6.9);

(xxi) after delivery of the WWE Balance Sheet Schedule, take or fail to take any action with the specific intent of causing, the components of the WWE Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxii) enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.2(b)(xxi) of this Section 5.2(b).

Nothing in this Agreement shall give to EDR, EDR OpCo or HoldCo, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of WWE, New PubCo or Merger Sub prior to the Effective Time. Prior to the Effective Time, each of EDR and WWE shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

Section 5.3 Operation of HoldCo’s Business.

(a) During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, EDR shall, and shall cause the EDR Subsidiaries to, use reasonable best efforts to conduct the HoldCo business in all material respects in the ordinary course; provided, that (i) with respect to the matters specifically addressed by any provision of Section 5.3(b) such specific provisions shall govern over the more general provision of Section 5.3(a) (it being agreed, however, that nothing herein shall imply that being permitted to take any specific action under Section 5.3(b) relieves Holdco or any HoldCo Subsidiary from compliance with Section 5.3(a) as it relates to a subsequent action to the extent such subsequent action is not so permitted under Section 5.3(b)) and (ii) this Section 5.3(a) shall not prohibit EDR or any EDR Subsidiary from taking commercially reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to this Section 5.3(a) in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety or the environment or the protection of vital equipment or other assets; provided, however, that EDR shall provide WWE with notice of such emergency situation as soon as reasonably practicable, consult with WWE before taking any such actions (to the extent practicable under the circumstances) and provide WWE with a written description of the actions taken by HoldCo or any of its Subsidiaries in response to such emergency promptly following the taking of such actions.

(b) During the Pre-Closing Period, except (x) to the extent required under this Agreement or by applicable Laws, (y) with the written consent of WWE, which consent shall not be unreasonably withheld, conditioned, or delayed, or (z) as set forth in Section 5.3 of the EDR Disclosure Letter, neither HoldCo nor any HoldCo Subsidiary shall, and EDR shall cause HoldCo and any HoldCo Subsidiary not to:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any non-cash dividend or make any other non-cash distribution in respect of any share of its capital stock or (B) take any action or refrain from taking any action which would be reasonably likely to result in a failure of the EDR Minimum Cash Requirement;

(ii) split, combine, subdivide, or reclassify any Membership Interest or other equity interests of HoldCo or its Subsidiaries;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by HoldCo or any HoldCo Subsidiary of (A) any Membership Interest or other security of HoldCo or equity interests or other security of any HoldCo Subsidiary, (B) any option, call, warrant, restricted securities, or right to acquire any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary, or (C) any instrument convertible into or exchangeable for any Membership Interest or other security of HoldCo or any equity interests or other security of any HoldCo Subsidiary (other than, in each case of clauses (A)-(C) any issuance, sale, delivery, pledge, transfer, Encumbrance, or grant from a HoldCo Subsidiary to another HoldCo Subsidiary or from HoldCo to any Subsidiary of EDR);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of HoldCo;

(v) other than any in respect of any Talent Agreement and except as required under the terms of any HoldCo Employee Plan or EDR Employee Plan in existence as of the date hereof: (A) establish, adopt, terminate, or materially amend any HoldCo Employee Plan, except for amendments to such HoldCo Employee Plan made in the ordinary course of business that do not materially increase the expense of maintaining such HoldCo Employee Plan; (B) accelerate the payment, vesting or funding of any compensation or benefits under any of the HoldCo Employee Plans; (C) grant any HoldCo Associate any new or increased compensation other than increases to base salaries (and corresponding annual bonus opportunities) with respect to HoldCo Associates with an annual base salary below $500,000 in the ordinary course of business in connection with HoldCo’s annual merit-based compensation review process or HoldCo’s promotion of any HoldCo Associates; (D) enter into or amend any change-of-control, retention, employment, severance, consulting, or other material agreement with any HoldCo Associate (other than employment agreements or offer letters in the ordinary course consistent with past practice for HoldCo Associates with annual base salary below $500,000); or (E) hire, terminate (other than for cause), or layoff (or give notice of any such action to) any HoldCo Associate with an annual base salary in excess of $500,000;

(vi) amend or permit the adoption of any amendment to its certificate of formation or the HoldCo Operating Agreement;

(vii) form any Subsidiary of HoldCo (other than a subsidiary wholly-owned by HoldCo or a HoldCo Subsidiary), to (a) acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by HoldCo or any HoldCo Subsidiary and consisting of less than 1% of the outstanding capital stock of such Entity) or (b) enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) for each of (A) the remainder of calendar year 2023 and (B) for calendar year 2024, make or authorize aggregate capital expenditures in excess of an amount equal to 125% of HoldCo’s capital expense budget made available to WWE or WWE’s Representatives, which expenditures shall be in accordance with the categories set forth in such budget;

(ix) other than any Media Agreement or any Talent Agreement, acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in HoldCo’s reasonable judgment), transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property, including any material Intellectual Property Right (except, in the case of any of the foregoing, (A) entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets that are no longer useful for the conduct of the business of HoldCo or any HoldCo Subsidiary, (C) for any disposition, abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that HoldCo or a HoldCo Subsidiary, in the exercise of its reasonable business judgement, has determined not to maintain, and (D) that do not involve consideration valued in excess of $1,000,000 individually or $5,000,000 in the aggregate);

(x) enter into, amend, renew (or fail to exercise a renewal option under), or modify a HoldCo Lease if such HoldCo Lease, amendment, renewal, or modification would increase the aggregate amount of payments under such HoldCo Lease (as amended, renewed, or modified, as the case may be) by in excess of $5,000,000 or terminate any HoldCo Lease (except any termination that shall occur at the end of the maximum term of such HoldCo Lease, other than by extending such term through the payment of any extension fee in excess of $1,000,000);

(xi) make any material capital contribution or advance to, or material investment in, any Person (other than between the HoldCo and any of its wholly owned Subsidiaries), or incur or guarantee any material Indebtedness (except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business and (B) any drawdown of any existing credit facility of HoldCo or any of its Affiliates as the date of this Agreement in the ordinary course of business;

(xii) other than any Media Agreement or any Talent Agreement or otherwise in the ordinary course of business, amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any HoldCo Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a HoldCo Material Contract, excluding any non-exclusive license agreement;

(xiii) amend or modify in any material respect, any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to remediate any security issue, to enhance data security or integrity, to comply with or improve compliance with applicable Law, as otherwise directed or required by a Governmental Body, or in relation to any new or updated software, products or technologies of HoldCo and HoldCo Subsidiaries;

(xiv) commence any Legal Proceeding related to the HoldCo business, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where HoldCo reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that HoldCo consults with WWE and considers in good faith the views and comments of WWE with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreement contemplated hereby;

(xv) settle, release, waive, or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), in each case, related to the Holdco business, other than (A) any actual or threatened Legal Proceeding or other claim arising out of or relating to a breach of this Agreement or any other agreement contemplated hereby, or (B) pursuant to a settlement that does not relate to any of the Transactions and, in the case of this clause (B), (I) that results solely in a monetary obligation involving only the payment of monies by HoldCo of not more than $15,000,000 in the aggregate; (II) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, HoldCo and the payment of monies by HoldCo that together with any settlement made under clause (I) are not more than $15,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); (III) that results solely in a monetary obligation involving payment by HoldCo of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceeding or claim on the HoldCo Balance Sheet; or (IV) that does not result in any monetary or other obligation of HoldCo or a HoldCo Subsidiary; provided that this Section 5.3(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 6.2 or Section 6.5;

(xvi) enter into, amend, or modify any Collective Bargaining Agreement (except (A) to the extent required by applicable Laws or (B) renewals made in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreement);

(xvii) in each case, except in the ordinary course of business: (A) make, change, or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return or file any Tax Return in a manner materially inconsistent with past practice (unless otherwise required by applicable

Laws); (E) waive or extend any statute of limitations or consent to any waiver or extension in respect of a period within which an assessment or reassessment of material Taxes may be issued; or (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) or voluntary disclosure agreement or Tax amnesty filing with any Governmental Body;

(xviii) other than any Media Agreement or any Talent Agreement, enter into any Contract that would, following the Closing, on its terms, materially limit the freedom or rights of WWE or any WWE Subsidiary (other than HoldCo or any HoldCo Subsidiary as of prior to the Closing) to sell, distribute, or manufacture any product or service either (A) by materially limiting any freedom or right to engage in any line of business or to compete with any other Person in any location or line of business or (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than HoldCo or a HoldCo Subsidiary;

(xix) change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law (other than such changes implemented for all or substantially all of EDR’s businesses);

(xx) after delivery of the EDR Balance Sheet Schedule, take or fail to take any action with the specific intent of causing the components of the EDR Balance Sheet Schedule to change in any material respect were such components calculated as of immediately prior to the time of Closing instead of as of three (3) business days before the Closing Date; or

(xxi) enter into or authorize, agree, or commit to take any action described in clauses (i) through Section 5.3(b)(xx) of this Section 5.3(b).

(c) Despite the foregoing, nothing in this Section 5.3 shall prohibit or otherwise restrict in any way the operation of the business of EDR or its Affiliates, except with respect to, or as it would affect, the operations, assets, liabilities, rights or obligations of HoldCo.

(d) Nothing in this Agreement shall give to WWE, New PubCo or Merger Sub, directly or indirectly, any right to control or direct the operations (including the negotiation of any Media Agreement) of HoldCo prior to the Effective Time. Prior to the Effective Time, each of WWE and EDR shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of its Subsidiaries.

Section 5.4 No Solicitation.

(a) Except to the extent expressly permitted by this Section 5.4, during the Pre-Closing Period, WWE shall, shall cause its Subsidiaries and direct its and their Representatives to (i) promptly (and in any case within twenty-four (24) hours) terminate (or cause to be terminated) any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.4, (ii) promptly (and in any case within twelve (12) hours of the execution of this Agreement) terminate (or cause to be terminated) such Person’s and its Affiliates’ and Representatives’ access to any data room or other depository of information maintained by or on behalf of WWE and its Subsidiaries for purposes of facilitating an Acquisition Proposal and (iii) promptly cease any direct or indirect solicitation, knowing encouragement, discussion, or negotiation with any such Person that may be ongoing relating to an Acquisition Proposal. Additionally, WWE shall not, shall cause its Subsidiaries not to and direct its and their Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information), or otherwise propose or knowingly induce the making, submission, or announcement of, any proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an Acquisition Proposal, (B) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) any non-public information and data relating to WWE or any of its Subsidiaries or afford to any Person (other than EDR, its Subsidiaries (including EDR OpCo and HoldCo) or any of its and their designees) access to the business, properties, assets, books, records or other information, or to any personnel, of WWE or any of its Subsidiaries (except pursuant to Section 220 of the DGCL), in each case, in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any inquires or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (C) approve, adopt, endorse or recommend an Acquisition Proposal or any offer or proposal that could lead to an Acquisition Proposal, (D) terminate, amend, release, modify or fail to enforce any provision (including any standstill or similar provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (E) grant any waiver, amendment or release under any Takeover Laws, (F) authorize or enter into any letter of intent, acquisition agreement, agreement in principle, or other Contract (an “Acquisition Agreement”) relating to an Acquisition Proposal or (G) resolve, agree or propose to do any of the foregoing; provided, that, if (and only if) prior to WWE’s receipt of the duly executed WWE Written Consent, WWE receives an Acquisition Proposal that did not result from a breach of this Section 5.4(a) and the WWE Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (1), (2) or (3) would be inconsistent with the directors’ fiduciary duties under applicable Law, WWE and the WWE Subsidiaries and their respective Representatives may (1) enter into an Acceptable Confidentiality Agreement, (2) engage in discussions or negotiations regarding such Acquisition Proposal (so long as WWE and such person have executed an Acceptable Confidentiality Agreement) and (3) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of WWE or any of its Subsidiaries (so long as WWE and such person have executed an Acceptable Confidentiality Agreement), in each case, with the person making or renewing such Acquisition Proposal and its Representatives; provided, however, that any such information or access has previously been made available to EDR or shall be made available to EDR prior to, or substantially concurrently with, the time such information is made available to such Person.

(b) WWE shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal by it or any of its Representatives, notify EDR of the material terms of such Acquisition Proposal received by WWE, the Specified Stockholder or any of their respective Affiliates, and the identity of the person or “group” making such Acquisition Proposal and shall provide EDR with copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). In addition, WWE shall, and shall cause its Subsidiaries, the Specified Stockholder and their respective Affiliates to, keep EDR reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. WWE shall promptly (and, in any event, within 24 hours), following a determination by the WWE Board that an Acquisition Proposal is a Superior Proposal to the extent WWE Board is permitted to do so pursuant to Section 5.6, notify Parent of such determination in writing (and, for the avoidance of doubt, following WWE’s receipt of the WWE Written Consent, the WWE Board shall have no right to make such a determination pursuant to Section 5.6 or otherwise).

(c) As soon as reasonably practicable after the date of this Agreement, WWE shall deliver a written notice to each Person that entered into a confidentiality agreement relating to an Acquisition Proposal within the 180 days preceding the date of this Agreement requesting the prompt return or destruction of all confidential information previously furnished to any Person pursuant to such confidentiality agreement within such 180-day period.

(d) Without limiting the foregoing, WWE agrees that if any of its officers, or its or their officers’ direct reports, or its or their directors, or any investment banker or financial advisor retained by, and acting on behalf of WWE, takes (or omits to take) any action that if taken (or not taken) by WWE would constitute a breach of this Section 5.4, then such action (or inaction) shall be deemed to constitute a breach of this Section 5.4 by WWE.

Section 5.5 WWE Written Consent. Immediately after the execution of this Agreement, in lieu of calling a meeting of WWE’s stockholders, WWE shall use reasonable best efforts to submit to, and in the absence of an Adverse Recommendation Change made in accordance with the terms of Section 5.6(b) or Section 5.6(c), seek and obtain from, the Specified Holder by no later than twelve (12) hours after the execution of this Agreement, the WWE Written Consent (the “Written Consent Delivery Time”). Upon receipt of the executed WWE Written

Consent, WWE shall provide to EDR promptly (and in any event by the Written Consent Delivery Time) a copy of such WWE Written Consent. In connection with the WWE Written Consent, WWE shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 of the DGCL, and WWE’s organizational documents.

Section 5.6 WWE Board Recommendation.

(a) Except to the extent permitted by Section 5.6(b) or Section 5.6(c), the WWE Board and each committee of the WWE Board shall not, and shall not authorize or publicly propose to: (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to the EDR Parties) the WWE Board Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the WWE Board of the type specified by Rule 14d-9(f) under the Exchange Act (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit WWE any of WWE’s Subsidiaries to enter into any Acquisition Agreement or otherwise resolve or agree to do so.

(b) Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, if (but only if) in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a breach of Section 5.6, the WWE Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then, subject to the remainder of this Section 5.6(b), the WWE Board may make an Adverse Recommendation Change. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change; (ii) WWE shall provide the EDR Parties a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of any written materials received from or on behalf of the Person or Persons making such Acquisition Proposal; (iii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the EDR Parties and their Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to EDR Parties as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).

(c) Anything to the contrary in Section 5.6(a) notwithstanding, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and WWE’s receipt of the duly executed WWE Written Consent by the Specified Stockholder, the WWE Board may make, subject to the remainder of this Section 5.6(c), an Adverse Recommendation Change in response to an Intervening Event if the WWE Board determines (after consultation with its respective outside legal counsel and financial advisors) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to breach its fiduciary duties under applicable Law. Before the WWE Board may effect an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) WWE shall notify the EDR Parties in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse

Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by the EDR Parties, for a period of four Business Days following delivery of such notice, WWE shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with the Representatives of the EDR Parties any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, WWE Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by the EDR Parties during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to breach the WWE Board’s fiduciary duties under applicable Law.

Section 5.7 Payoff of Certain Indebtedness. WWE shall use reasonable best efforts to (a) deliver or cause to be delivered to EDR on or prior to Closing a copy of an executed payoff letter, in customary form, from the agent for the Existing Revolving Facility, which payoff letter shall (i) indicate the aggregate amount required to be paid to such agent on the Closing Date and (ii) provide that upon receipt of the applicable payoff amount, the applicable agreements evidencing the Existing Revolving Facility shall be automatically terminated (other than any provisions that by their terms survive the termination thereof) and all Encumbrances on the assets and properties of WWE and WWE Subsidiaries securing any such Indebtedness and all guarantees by any WWE Subsidiary of the Existing Revolving Facility shall be released and terminated (with authority provided to file any applicable lien releases and related termination documentation) and (b) deliver or cause to be delivered all applicable lien release and related termination documentation.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1 Preparation of Information Statement/Registration Statement.

(a) As promptly as practicable following the delivery by EDR to WWE of the HoldCo Audited Financial Statements in accordance with Section 6.15(a), WWE shall cause to be prepared and filed with the SEC (i) an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the WWE Written Consent and the Transactions and a prospectus to be sent to the stockholders of WWE (the “Information Statement”) and (ii) New PubCo’s registration statement on Form S-4 (the “Registration Statement,” with the Information Statement constituting a part thereof). WWE shall promptly notify EDR upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement or the Registration Statement and shall provide the EDR with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Information Statement or the Registration Statement and shall provide EDR and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. EDR and WWE shall cooperate and provide each other Party with a reasonable opportunity to review and comment the Information Statement and the Registration Statement and any substantive correspondence (including responses to SEC comments), amendments or supplements to the Information Statement or the Registration Statement prior to filing with the SEC (and any such filing shall be subject to EDR’s prior written consent not be unreasonably withheld, conditioned or delayed), and shall provide to such other Parties a copy of all such filings made with the SEC.

(b) WWE shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the Information Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Registration Statement and Information Statement will contain such information and disclosure reasonably requested by WWE so that the Registration Statement conforms in form and substance to the requirements of the

Securities Act and the Information Statement conforms in form and substance to the requirements of the Exchange Act. WWE shall use its reasonable best efforts to cause the Information Statement to be mailed to holders of WWE Common Stock as promptly as practicable after the Registration Statement is declared effective.

(c) If at any time prior to the Effective Time there shall occur any event with respect to WWE, EDR or any of their respective Subsidiaries, or with respect to information supplied by WWE or EDR for inclusion in the Registration Statement or Information Statement, which event is required to be described in an amendment of or a supplement to the Registration Statement or Information Statement, WWE will promptly file an amendment or supplement with the SEC and, as required by law, disseminate it to the stockholders of WWE.

(d) EDR and Merger Sub shall provide WWE with such information concerning themselves and their Affiliates as is customarily included in a registration statement or information statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Laws, requested by the SEC or its staff, or as WWE may reasonably request, in each case, sufficiently in advance of the mailing of the Registration Statement or Information Statement to be included therein.

Section 6.2 Filings, Consents, and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 6.2(b), each of the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable under applicable Antitrust Laws or Foreign Direct Investment Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations, or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance, or waiver, or expiration or termination of a waiting period by or from, or to avoid a Legal Proceeding by, any Governmental Body in connection with any Antitrust Law, (ii) the obtaining of all necessary consents, authorizations, approvals, or waivers from third parties, and (iii) the execution and delivery of any additional instrument necessary to consummate the Transactions; provided, however, that in no event shall WWE or any WWE Subsidiary be required to pay prior to the Effective Time any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any Contract.

(b) Without limiting the obligations imposed under Section 6.2(a), the Parties shall promptly take, and cause their Affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance, and approval, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or any other Governmental Body of any other jurisdiction for which any consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of any waiting period is sought with respect to the Transactions, so as to obtain such consent, permit, authorization, waiver, clearance, or approval, or expiration or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a Legal Proceeding by the FTC, the DOJ, any other Governmental Body, or any other Person under Antitrust Laws or any Law regulating foreign investment screening, national security or trade regulation (“Foreign Direct Investment Laws”), and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or Legal Proceeding that would otherwise have the effect of preventing the Closing, delaying the Closing, or delaying the Closing beyond the End Date (collectively, “Regulatory Approvals”), including defending through litigation on the merits any claim asserted in court by any Governmental Body, under Antitrust Laws and/or Foreign Direct Investment Laws in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that could restrain, delay, or prevent the Closing by the End Date (which obligation will not be deemed to limit other obligations under this Agreement). Subject to the immediately following provisos, but notwithstanding anything else to the contrary contained in this Agreement, no Party shall be required to (i) negotiate, commit to, and effectuate by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, product line, or business of WWE, EDR, or any of their respective Affiliates, (ii) terminate any existing relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual right, or obligation of WWE, EDR, or any of their respective Affiliates, (v) effectuate any other change or restructuring of WWE, EDR, or any of their respective Affiliates, (vi) undertake or agree to any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction, or (vii) otherwise take or commit to take any action with respect to the businesses, product lines, or assets of WWE, EDR, or any of their respective Affiliates in connection with any Regulatory Approval (each of the foregoing, a “Remedy”); provided that notwithstanding the foregoing, each of the Parties shall, and shall cause their respective Affiliates to, effect, or agree to effect, any Remedy solely with respect to HoldCo, UFC and/or WWE (and/or any of their respective Subsidiaries, and/or any of their or their respective Subsidiaries’ assets, properties, rights and/or businesses but for clarity, not with respect to any of EDR’s or its Affiliates’ (other than HoldCo’s, UFC’s and/or their respective Subsidiares’) equity ownership interest in or arrangements with Holdco, WWE or New PubCo or any of their Subsidiaries) that, individually or in the aggregate, would not, or would not reasonably be expected to have, a burdensome effect; provided, further, that each applicable Party shall be required to accept or commit to a Remedy only if the effectiveness of such Remedy is conditioned on the occurrence of the Closing. A “burdensome effect” means a material impact on UFC and its Subsidiaries, taken as a whole, or on WWE and its Subsidiaries, taken as a whole.

(c) Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective Affiliates, if applicable, to) (i) as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of this Agreement (unless EDR and WWE agree to a later date), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions (it being understood that the Parties shall use good faith efforts to make such filing no later than five (5) business days after the date of this Agreement), (ii) as promptly as reasonably practicable after the date of this Agreement (unless WWE and EDR agree to a later date) make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws or Foreign Direct Investment Laws in those jurisdictions identified in Section 6.2(c) of the WWE Disclosure Letter, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period, or consent or approval is a condition to Closing and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filing or notification or other consent required to be made with, or obtained from, any other Governmental Body in connection with the Transactions.

(d) Without limiting the generality of anything in this Section 6.2, each Party shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements and (B) to remove references to valuation of WWE or EDR or their respective Subsidiaries, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Body, permit authorized Representatives of the other Parties to be present at each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material, or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall use reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 6.2 so as to preserve any applicable privilege. Merger Sub shall pay all filing fees under the HSR Act and for any filing required under foreign Antitrust Laws or Foreign Direct Investment Laws (if any).

(e) Notwithstanding anything to the contrary in the foregoing, none of EDR, WWE, or any of their respective Representatives or Affiliates shall agree to any Remedy, commit to or agree with any Governmental Body to not consummate the Merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and shall not pull and refile any filing made under the HSR Act, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(f) WWE and EDR shall consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other Governmental Body under any applicable Antitrust Laws or Foreign Direct Investment Laws and (y) any written submission or, to the extent practicable, any discussion with any Governmental Body in connection with obtaining any necessary clearance under the HSR Act or any other Antitrust Law or any Foreign Direct Investment Law.

(g) The Parties shall not, and shall not permit any of their Affiliates to, enter into any Contracts for an acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interests or assets of any Person that would be reasonably likely to: (i) materially increase the risk of imposing any material delay in the expiration or termination of any applicable waiting period or materially increase the risk of imposing any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval, or order of a Governmental Body necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable Law; or (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, prevent, enjoin, or otherwise prohibit consummation of Transactions (any of clause (i) or (ii), a “Regulatory Hurdle”).

(h) From the date hereof until the Closing, EDR shall not permit the Persons set forth on Section 6.2(h) of the EDR Disclosure Letter to take the actions set forth on Section 6.2(h) of the EDR Disclosure Letter.

Section 6.3 Employee Benefits.

(a) From and after the Effective Time, EDR and New PubCo shall honor, and shall cause the Surviving Entity and its Subsidiaries to honor, all WWE Employee Plans and all WWE employment, severance, and termination plans and agreements, in each case, in accordance with their terms as in effect immediately before the Effective

Time and, to the extent applicable, shall assume any WWE Employee Plan that requires or contemplates assumption by its terms by an acquirer or successor. EDR hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the WWE Employee Plans set forth on Section 6.3(a) of the WWE Disclosure Letter will occur at or prior to the Effective Time, as applicable. For a period beginning on the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), EDR and New PubCo shall provide, or cause to be provided, to each natural person who is employed by WWE or any WWE Subsidiary (or who provides services to WWE or any WWE Subsidiary pursuant to an arrangement with a professional employer organization) as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who is employed by New PubCo or any New PubCo Subsidiary or continues to be employed by the Surviving Entity or any Subsidiary thereof (or to provide services to the Surviving Entity (or any Subsidiary thereof) pursuant to an arrangement with a professional employer organization), in each case immediately following the Effective Time (each, a “Continuing Employee”) (1) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, that are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (2) other compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention or transaction bonus plans, programs and arrangements) that are no less favorable in the aggregate than either (x) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation and retention or transaction bonus plans, programs and arrangements) provided to such Continuing Employee immediately prior to the Effective Time or (y) compensation or benefits (excluding severance (which is covered by Section 6.3(a)(i)), equity-based compensation (including any employee stock purchase plan), change in control, perquisites, deferred compensation or retention plans, programs, and arrangements) provided to similarly situated employees of HoldCo or any of its Subsidiaries). Without limiting the foregoing:

(i) During the Continuation Period, EDR and New PubCo shall provide, or cause to be provided, to each Continuing Employee who suffers a termination of employment, severance payments and benefits that are no less favorable than those that would have been provided to such Continuing Employee upon such a termination of employment under WWE Employee Plans set forth on Section 6.3(a)(i) of the WWE Disclosure Letter as in effect immediately prior to the Effective Time.

(ii) Each Continuing Employee shall be given full service credit for all purposes (including eligibility to participate, levels of benefits, and eligibility for vesting under EDR’s, New PubCo’s and the Surviving Entity’s employee benefit plans and arrangements) to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable WWE Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with WWE or Holdco (and its predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits under any such employee benefit plan or arrangement or the funding of any such benefit or apply for purposes of any defined benefit pension plan or post-retirement health and welfare plan.

(iii) With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, EDR and New PubCo shall, or shall cause the Surviving Entity to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of HoldCo.

(iv) To the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of EDR, New PubCo or the Surviving Entity, then EDR and New PubCo shall use reasonable best efforts to (A) waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for service and amounts paid prior to the Effective Time with WWE (and its predecessors) to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of WWE or HoldCo.

(b) The provisions of this Section 6.3 are solely for the benefit of the Parties to this Agreement, no provision of this Section 6.3 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any WWE Associate any right to continue in the employ or service of New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way any right that New PubCo, the Surviving Entity, EDR, or any Subsidiary or Affiliate thereof may have to discharge or terminate the services of any WWE Associate at any time for any reason whatsoever, with or without cause.

Section 6.4 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses, and exculpation by WWE existing (the “D&O Indemnification Obligations”) in favor of those Persons who are current or former directors, officers, members, managers, employees or agents of WWE or any WWE Subsidiary (and any person who becomes a director, officer, member or manager of WWE or any WWE Subsidiary prior to the Effective Time) (collectively, together with such Person’s heirs, executors and administrators, the “D&O Indemnified Persons”) for any act, omission or other matter occurring prior to the Effective Time, as provided in the organizational documents of WWE and the WWE Subsidiaries (as in effect as of the date of this Agreement) or in any indemnification agreements between WWE or any WWE Subsidiary set forth on Section 6.4(a) of the WWE Disclosure Letter and said D&O Indemnified Persons (in effect as of the date of this Agreement) shall survive the Merger and shall continue in full force and effect and shall not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person, and shall be observed by the Surviving Entity and its Subsidiaries to the fullest extent available under Delaware Law or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.4(a) and the rights provided under this Section 6.4(a) until disposition of such claim.

(b) From the Effective Time until the six (6)-year anniversary of the Closing Date, New PubCo and HoldCo (together with their successors and assigns, the “D&O Indemnifying Parties”) shall, to the fullest extent permitted under Delaware Law or other applicable Law, indemnify and hold harmless each D&O Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines (including reasonable and documented attorneys’ fees and investigation expenses) incurred by such D&O Indemnified Person due to such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary in connection with any pending or threatened Legal Proceeding, whether asserted or claimed prior to, at or after the Effective Time, based on, arising out of, or relating to, in whole or in part, (i) the fact that such D&O Indemnified Person is or was a director, officer, member, manager, employee or agent of WWE or any WWE Subsidiary, (ii) any action or omission, or alleged action or omission, in such D&O Indemnified Person’s capacity as an officer, director, member, manager, employee or agent of WWE or any WWE Subsidiary, or taken at the request of WWE or such WWE Subsidiary (including in connection with serving at the request of WWE or such WWE Subsidiary as an officer, director, member, manager, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), and (iii) with respect to the Transactions, as well as any actions taken by WWE, New PubCo or Merger Sub with respect thereto

(including any disposition of assets of the Surviving Entity or any of its Subsidiaries that is alleged to have rendered the Surviving Entity or any of its Subsidiaries insolvent). Without limiting the foregoing, from the Effective Time until the six (6)-year anniversary of Closing Date, the D&O Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and investigation expenses) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 6.4(b) reasonably promptly after receipt by New PubCo of a written request for such advance, subject to the execution by such D&O Indemnified Persons of appropriate undertakings in favor of the D&O Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Person is not entitled to be indemnified under this Section 6.4(b); provided, that if any D&O Indemnified Person delivers to New PubCo a written notice asserting a claim for indemnification pursuant to this Section 6.4(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. Notwithstanding anything to the contrary in this Agreement, none of New PubCo, the Surviving Entity nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an D&O Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Person from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Entity (which counsel will be reasonably acceptable to such D&O Indemnified Person), the fees and expenses of which shall be paid by the Surviving Entity.

(c) From the Effective Time until the sixth (6th)-anniversary of the Closing Date, the Surviving Entity shall, and New PubCo and EDR shall cause the Surviving Entity to, maintain, in effect, the existing directors’ and officers’ and fiduciary liability insurance policies maintained by WWE as of the date of this Agreement for the benefit of WWE, WWE Subsidiaries and D&O Indemnified Persons who are currently covered by such existing policies with respect to their acts and omissions occurring at or prior to the Effective Time in their capacities as directors and officers of WWE (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy and from an insurance carrier with the same or better credit rating as WWE’s current directors’ and officers’ liability insurance; provided that, at or prior to the Effective Time, WWE may (and at the request of EDR shall) purchase a six (6)-year “tail” policy for the existing directors’ and officers’ and fiduciary liability policies effective as of immediately prior to the Effective Time and if an applicable “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.4(c) in respect of the applicable policy; provided that in no event shall the Surviving Entity be required to expend in any one (1) year an amount in excess of 300% of the annual premiums currently payable by WWE with respect to such current polices, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, New PubCo and EDR shall be obligated to cause the Surviving Entity to obtain policies with the greatest coverage available for a cost equal to such amount. If EDR or WWE purchases a “tail policy” prior to the Effective Time, the Surviving Entity shall (and New PubCo shall cause the Surviving Entity to) maintain such tail policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) If New PubCo, EDR, the Surviving Entity, or any of their respective legal successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of New PubCo, EDR, or the Surviving Entity shall assume all of the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 shall survive the consummation of the Transactions and may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such Indemnified Person. Each D&O Indemnified Persons are, and are intended to be, third party beneficiaries of this Section 6.4, with full rights of enforcement as if a Party. The rights of D&O Indemnified Persons this Section 6.4 will be in addition to, and not in substitution for, any other rights that such Persons may have, including any rights pursuant to (i) the certificate of incorporation and bylaws of WWE; (ii) the organizational documents of the WWE Subsidiaries; (iii) any and all indemnification agreements entered into with WWE or any WWE Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right pursuant to any indemnification agreement or any directors’ and officers’, employment practices and fiduciary liability insurance claims under any policy that is or has been in existence with respect to WWE or any WWE Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.4 is not prior to or in substitution for any such claim under such policies.

Section 6.5 Securityholder Litigation. During the Pre-Closing Period, each of EDR and WWE shall, as promptly as possible after obtaining knowledge thereof, notify the other Party of any Legal Proceeding brought by such Party’s security holders against such Party or its directors arising out of or relating to the Transactions (“Securityholder Litigation”), shall keep the other Party reasonably informed with respect to the status thereof and shall give the other Party a reasonable opportunity to participate (at such Party’s expense) in the defense or settlement of any such Securityholder Litigation. Each of EDR and WWE shall give the other Party the opportunity to review and comment on all material filings or responses to be made by such Party in connection with any such Securityholder Litigation, and shall in good faith take such comments into account; provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 5.1, including with respect to attorney-client privilege or any other applicable legal privilege.

Section 6.6 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions.

Section 6.7 Disclosure. No Party or its Subsidiaries, nor its and their Representatives acting on their behalf, shall issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except (i) as may be required by any applicable Law or (ii) with the prior written consent of (A) EDR, in the case of any such public statement, disclosure, or communication by WWE Parties their Subsidiaries or its or their Representatives acting on their behalf or (B) WWE, in the case of any such public statement, disclosure, or communication by EDR Parties, their Subsidiaries or its or their Representatives acting on their behalf; provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by WWE and/or EDR or their respective Representatives in compliance with this Section 6.7, except as would or would reasonably be expected to require (x) WWE or its Affiliates or its investors, in the case of any such public statement, disclosure, or communication by EDR or its Representatives acting on their behalf or (y) EDR or its Affiliates or investors, in the case of any such public statement, disclosure, or communication by WWE or its Representatives acting on their behalf, to be required under applicable Law to make additional public disclosure.

Section 6.8 Takeover Laws. If any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of EDR, Merger Sub, and WWE and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 6.9 Convertible Notes; Call Spread Transaction.

(a) Prior to the Effective Time and as set forth in Section 6.9 of the WWE Disclosure Letter, WWE shall take all actions as may be required in accordance with, and subject to the terms of, the applicable provisions of the Convertible Notes Indenture and the Call Spread Documentation, including (i) the giving of any notices permitted or required by the Convertible Notes Indenture and/or the Call Spread Documentation in connection with the Transactions and delivery to the trustees, holders or other applicable Persons, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustees, holders or other applicable Persons in connection with the Transactions; provided that WWE (or the applicable WWE Subsidiary) shall deliver a copy of any such notice or other document to EDR as soon as reasonably practicable prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture or the Call Spread Documentation, (ii) preparing one or more supplemental indentures, officer’s certificates and/or opinions of WWE’s counsel required in connection with the Transactions and the consummation thereof to be executed and delivered to the trustee under the Convertible Notes Indenture, holders or other applicable Persons, as applicable, at or prior to the Closing, which supplemental indentures, officer’s certificate and opinions of counsel shall be reasonably satisfactory in form and substance to the Trustee and EDR and (iii) taking all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Notes Indenture as may be required to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Transactions, provided that opinions of counsel required by the Convertible Notes Indenture in connection with the Transactions shall be delivered by EDR and its counsel to the extent required to be delivered after, and not substantially concurrently with, the Closing. WWE and/or New PubCo shall settle, and shall cause to be settled, any and all conversions of the Convertible Notes after the Closing in shares of New PubCo Class A Common Stock.

(b) WWE shall provide EDR and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments, including those referred to in clause (a) of this Section 6.9 deliverable pursuant to or in connection with the Convertible Notes Indenture or the Call Spread Documentation prior to the dispatch or making thereof, each of which shall be subject to the prior approval of EDR (such approval not to be unreasonably withheld, conditioned or delayed).

(c) Subject to Section 6.9(d) and Section 6.14(j) below, prior to the Effective Time, WWE agrees (A) to use its reasonable best efforts to (i) take all take all actions reasonably requested by EDR in connection with making elections under, amending, obtaining waivers or unwinding or otherwise settling the Call Spread Transactions as of the Effective Time, (ii) promptly advise EDR of any notices or other communications with the counterparties to the Call Spread Transactions in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an Announcement Event (as defined in the Warrant Documentation)) and (iii) cooperate with EDR, at EDR’s written request, to negotiate with the counterparties to the Call Spread Transactions to cause such Call Spread Transactions to be adjusted, settled, terminated or amended as of the Effective Time, and subject to the mutual agreement of EDR, WWE and the respective counterparties to the Call Spread Transactions in accordance with the terms of the Call Spread Documentation and (B) not to (i) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Call Spread Transactions (other than pursuant to the terms thereof) or (ii) amend, modify or supplement the Call Spread Documentation, in each case without the prior written consent of EDR, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by the counterparty to a Call Spread Transaction pursuant to the terms of the Call Spread Documentation, as applicable).

(d) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 6.9 shall require WWE to (i) other than (A) in connection with any actions set forth in Section 6.9(a), Section 6.9(b), Section 6.9(c), and Section 6.9(e) and (B) with respect to any fees, costs, expenses or liabilities expressly required to be paid under the Convertible Notes Indenture or the Call Spread Documentation (including as a result of any conversions that are required to be settled prior to the Closing and interest payments required to be paid prior to the Closing), pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified and held harmless to its reasonable satisfaction by or on behalf of EDR; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege or contravene applicable Law or violate any Contract; or (iv) compromise any prior Tax or accounting position. For the avoidance of doubt, and without limiting the obligations in this Section 6.9, each of EDR, EDR OpCo and HoldCo acknowledge and agree that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either (1) the execution of a supplemental indenture pursuant to the Convertible Notes Indenture by the trustee thereunder or (2) negotiation with the counterparties to the Call Spread Transactions with respect to adjustment of the Call Spread Transactions.

(e) Prior to the Effective Time, if reasonably requested by EDR, and subject to the terms and conditions set forth in Section 6.9(e) of the EDR Disclosure Letter, WWE shall and shall cause its Subsidiaries to take the actions set forth in Section 6.9(e) of the EDR Disclosure Letter.

Section 6.10 Governance Matters.

(a) New PubCo Board of Directors. Prior to the Effective Time, WWE shall take all action necessary to cause the New PubCo Board, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, to consist of eleven (11) members comprised of (i) six (6) directors designated by EDR, of whom (x) three (3) are members of the EDR management team or EDR directors (one of whom shall be Ariel Emanuel) and (y) three (3) are Independent and (ii) five (5) directors designated by WWE, of whom (x) two (2) are members of WWE management team (one of whom shall be Vince McMahon) and (y) three (3) are Independent.

(b) Executive Chair. New PubCo shall take all necessary action to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents, Vince McMahon to be elected as executive chair of the New PubCo Board, unless he is not executive chair immediately prior to the Effective Time, in which case, unless otherwise mutually agreed in writing by WWE and EDR, there will be no initial executive chair immediately following the Closing and the chair of the New PubCo Board shall be determined in accordance with the New PubCo Organizational Documents.

(c) Executive Officers.

(i) New PubCo/HoldCo. EDR and WWE shall take all action necessary to cause, effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents the officers of New PubCo to be as set forth on Schedule II

(ii) WWE. WWE shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of WWE, the officers of WWE to be as set forth on Schedule II.

(iii) UFC. UFC shall take all action necessary to cause, effective as of immediately following the Effective Time until otherwise determined in accordance with the organizational documents of UFC, the officers of UFC to be as set forth on Schedule II.

(d) Committees. Prior to the Closing, WWE and EDR shall mutually agree on (i) the initial committees of the New PubCo Board (each, a “Committee”) and (ii) the charters and composition thereof; provided, that WWE and New PubCo shall take all necessary action to cause, effective of immediately following the Closing, each

Committee to be comprised of at least three (3) members and include at least one (1) more individual nominated by EDR than by WWE. From and after the Closing, all committees of the New PubCo Board and the charters and composition thereof shall be determined accordance with the New PubCo Organizational Documents.

(e) Name and Stock Symbol. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and HoldCo organizational documents, respectively, New PubCo and HoldCo shall operate under a name to be mutually agreed by WWE and EDR. New PubCo shall initially use the stock ticker symbol set forth on Section 6.10(e) of the EDR Disclosure Letter, unless otherwise mutually agreed by WWE and EDR.

(f) Headquarters. Effective as of immediately following the Closing until otherwise determined in accordance with the New PubCo Organizational Documents and organizational documents of its applicable Subsidiaries (as applicable), the corporate headquarters and related corporate functions for (i) New PubCo will be in 200 Fifth Ave, New York, NY 10010, (ii) the WWE business will be at WWE’s existing headquarters at the address set forth on Section 6.10(f) of the WWE Disclosure Letter until such time as WWE moves its next headquarters to the location set forth on Section 6.10(f) of the WWE Disclosure Letter and (iii) the UFC business will be at UFC’s existing headquarters in Las Vegas, Nevada.

(g) Organizational Documents of New PubCo. Prior to the Effective Time, the Parties shall take all necessary actions to cause the certificate of incorporation of New PubCo to be amended and restated in the form set forth on Exhibit C (as amended, modified or supplemented from time to time following the Closing, the “New PubCo Charter”) and the bylaws of New PubCo shall be amended and restated to conform to Exhibit D (as amended, modified or supplemented from time to time following the Closing the “New PubCo Bylaws”, and, together with the New PubCo Charter, the “New PubCo Organizational Documents”), including by causing the filing of the New PubCo Charter with the Secretary of State of the State of Delaware.

Section 6.11 Section 16 Matters. WWE and the WWE Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and WWE Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Merger Sub Stockholder Consent and Other Transaction Consents. New PubCo, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. Prior to the Effective Time, WWE, in its capacity as the sole stockholder of New PubCo, and the New PubCo Board shall (and WWE shall cause the New PubCo Board to) take all necessary action to approve the WWE Transfer for all purposes of the DGCL and the EDR Class B Issuance. After the Effective Time, but on the Closing Date and prior to the WWE Transfer, New PubCo, in its capacity as the sole stockholder of WWE, and the WWE Board shall (and New PubCo shall cause the WWE Board to) take all necessary action to approve and consummate the Conversion, the Initial WWE LLC Operating Agreement for all purposes of the DGCL and the DLLCA, including adopting the New PubCo Stockholders Consent and causing the simultaneous filings of the Certificate of Formation and Certificate of Conversion to Limited Liability Company with the Secretary of State of the State of Delaware and causing the EDR Class B Issuance.

Section 6.13 Stock Exchange Listing. WWE shall use its reasonable best efforts to cause the New PubCo Class A Shares to be issued in the Merger to be registered pursuant to Section 12(b) of the Exchange Act and approved for listing on NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.14 Tax Matters.

(a) This Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) New PubCo, HoldCo, EDR and its Affiliates, and WWE shall each use its reasonable best efforts (i) to cause the WWE Transfer to qualify as a contribution pursuant to Section 721(a) of the Code to the fullest extent permitted by Law (and, in connection therewith, the Parties agree that any and all exceptions available to treatment of the WWE Transfer as a disguised sale of assets will be applied to the WWE Transfer to the extent such exceptions more likely than not apply under applicable Law); (ii) to cause each of the conversions (or other deemed liquidations) of WWE Subsidiaries set forth in the WWE Pre-Closing Reorganization Schedule to qualify as a liquidation described in Section 332 of the Code. No Party shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intended treatment set forth in this Section 6.14(b) unless otherwise required by Law or required to do so by a “determination” within the meaning of Section 1313(a) of the Code (or applicable state, local or non-U.S. Tax Law).

(c) Tax Returns

(i) New PubCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by New PubCo after the Closing (“New PubCo Prepared Return”) (including, for avoidance of doubt, any IRS Form 1120 with respect to the operations of WWE and its Subsidiaries) for any Pre-Closing Tax Period. With respect to any WWE Prepared Return that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of WWE and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such New PubCo Prepared Return that could result in any liability for which HoldCo is responsible under the terms of this Agreement shall be delivered by New PubCo to HoldCo at least 20 days prior to the filing of such Tax Return (or, if such timing is not reasonably practical given the circumstances, as soon as reasonably practical) for HoldCo’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed), which approval shall be limited to matters for which HoldCo is required to indemnify New PubCo (or which implicate matters for which HoldCo or its Subsidiaries would be responsible under applicable law).

(ii) HoldCo shall prepare and file or cause to be prepared and filed each Tax Return that is required to be filed by HoldCo or its Subsidiaries after the Closing (“HoldCo Prepared Tax Returns”). With respect to any HoldCo Prepared Tax Returns that pertains to a Pre-Closing Tax Period, such Tax Return shall be prepared in a manner consistent with the most recent past practices of HoldCo and its Subsidiaries, except as otherwise required by applicable Law or as provided in this Agreement. Any such Tax Return that could give rise to a Tax liability for which any equityholder of HoldCo could be liable (in their capacity as an equityholder of HoldCo) for Pre-Closing Tax Periods or that could give rise to any liability subject to indemnification in favor of an EDR Tax Indemnified Party or a New PubCo Tax Indemnified Party from HoldCo pursuant to this Section 6.14 shall be timely provided to each of EDR OpCo and New PubCo for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(iii) Except as otherwise required by applicable Law, as specifically provided for in connection with this Agreement, as would not result in any matter for which EDR OpCo or its Affiliates (excluding HoldCo and its Subsidiaries) or New PubCo (in each case, in their capacity as owners of the businesses conducted by HoldCo and WWE, as applicable, prior to the Closing) could reasonably be expected to have any material liability, or as consented to by EDR OpCo (if the matter implicates Taxes for which EDR OpCo or its Affiliates may be responsible) or by New PubCo (if the matter implicates Taxes for which New PubCo may be responsible), after the Closing HoldCo shall not (i) amend any Tax Return with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period or (ii) make, revoke, or change any Tax election that has retroactive effect to any Pre-Closing Tax Period with respect to HoldCo or its Subsidiaries for a Pre-Closing Tax Period.

(d) Tax Contests

(i) The Parties shall promptly notify one another upon receipt of any written notice of claim, audit, examination, proceedings or other Taxes relating to Tax matters of (i) HoldCo and its Subsidiaries; or (ii) New PubCo, WWE, and WWE Subsidiaries to the extent it could reasonably be expected to give rise to any indemnification claim pursuant to this Section 6.14 (each, a “Tax Matter”). For the avoidance of doubt, no failure or delay in providing such notice shall limit any person’s remedies in connection with this Agreement except to the extent of prejudice faced by any other Party as a result of such delay.

(ii) HoldCo shall have right to control the conduct of any Tax Matter; provided, that HoldCo shall keep each of New PubCo and EDR reasonably apprised regarding its conduct of a Tax Matter, shall offer New PubCo and EDR reasonable participation rights with respect to any Tax Matter in respect of items subject to indemnification under the terms of this Agreement, and shall not settle any Tax Matter without the prior written consent of each of New PubCo and EDR (such consent, in each case, not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything else in this Agreement or in the operating agreement of HoldCo or any of its Affiliates, (i) with respect to any Tax audit, examination, proceeding or other action relating to income Tax matters pertaining to HoldCo or its Subsidiaries in respect of Pre-Closing Tax Periods, after the Closing, without the prior written consent of EDR OpCo (which consent may be withheld in the sole discretion of EDR OpCo), in no event will HoldCo make (or cause to be made) any election under Section 6226 of the Code (or any similar “push out” election under provisions of state, local or non-U.S. Law) or undertake any other alternative to the payment of an Imputed Underpayment, and the relevant entity shall instead pay such Imputed Underpayment at the entity level; and (ii) in no event will HoldCo or any of its Affiliates be entitled to enforce any obligation of EDR OpCo or any other owner of equity interests in HoldCo or its Subsidiaries that was entered into prior to the Closing and is not pursuant to this Agreement or any Ancillary Agreement or the Services Agreements to indemnify, reimburse, or otherwise pay to HoldCo or any of its Subsidiaries with respect to any Tax or underpayment of Tax in respect of Pre-Closing Periods without the prior written consent of EDR OpCo (which consent may be withheld in EDR OpCo’s sole discretion).

(e) Any and all existing Tax Sharing Agreements between EDR and any of its Affiliates (other than HoldCo or any of its Subsidiaries) on the one hand, and HoldCo or any Subsidiary of HoldCo, on the other hand, shall be terminated prior to the Closing and shall have no further effect for any Tax period (whether past, present or future), including that neither EDR nor such Affiliates (other than HoldCo or and of its Subsidiaries) nor HoldCo or any of its Subsidiaries shall have any further rights or obligations thereunder, and no additional payments shall be made thereunder with respect to any Tax period, whether in respect of a redetermination of liabilities for Taxes or otherwise. Immediately after the Closing, no Tax Sharing Agreement between New PubCo, on the on hand, and HoldCo or any Subsidiary of HoldCo (including, for the avoidance of doubt, WWE LLC and its Subsidiaries) will be in effect. For the avoidance of doubt, this Section 6.14(e) shall not apply to limit any obligations under this Agreement or the Ancillary Agreements or the Services Agreements.

(f) Between the date hereof until the Closing, EDR OpCo and WWE shall use reasonable best efforts to mitigate, to the extent possible (and without undue cost, expense or loss), any Formation Taxes. Such cooperation shall include WWE and EDR OpCo providing (or causing to be provided) any information with respect to Formation Transactions reasonably requested by the other party.

(g) Notwithstanding anything to the contrary herein, from and after the termination of this Agreement, EDR OpCo will indemnify and defend New PubCo from and against any and all Losses incurred or suffered by New PubCo arising out of, in connection with or relating to any Formation Taxes; provided that (i) such indemnity shall only apply to the extent that the Closing does not occur, (ii) EDR shall not be required to indemnify New PubCo to the extent the Losses arise out of, are in connection with, or relate to a breach of any covenant of another Party set forth in this Agreement and (iii) Losses for this purpose shall be reduced to take account of any Tax benefit actually realized as a result of the incurrence or payment of the applicable Loss as a reduction in cash Taxes paid by New PubCo in the taxable year in which the applicable Loss is incurred and increased to take account of any Tax cost incurred by New PubCo as a result of the receipt of any indemnification payment made pursuant to this Section 6.14(g), determined on a with and without basis. This Section 6.14, shall exclusively govern any indemnification for Formation Taxes and the manner in which matters relating to Formation Taxes are conducted and resolved.

(h) Each Party hereto shall (and shall cause their respective Affiliates to) provide the other Parties hereto with such cooperation, information and records, as may be reasonably requested by any other Party hereto with respect to the structure and Tax treatment (and corresponding Tax filing obligations) of the Transaction. Each Party shall retain (and cause to be retained) all Tax Returns, schedules and work papers, and all material records and other documents, with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

(i) Certain Indemnification Matters.

(i) EDR Tax Matters:

i. HoldCo hereby agrees to indemnify and hold harmless EDR OpCo and its officers, directors, agents, Affiliates (excluding HoldCo and its Subsidiaries), and direct and indirect equity holders (“EDR Tax Indemnified Parties”) from any Losses arising out Tax liabilities of the EDR Tax Indemnified Parties incurred with respect to the operations or Tax items of HoldCo and HoldCo’s Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities attributable to allocations of income or gain by HoldCo and its Subsidiaries with respect to Pre-Closing Tax Periods) other than Formation Taxes.

ii. For purposes of determining Losses in respect of Taxes subject to indemnification pursuant to this Section 6.14(i)(i), it will be assumed that (i) each of EDR and January Capital Sub, LLC is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to a corporation in the relevant jurisdiction; and (ii) each other equityholder in HoldCo is subject to income Tax on any item of income or gain attributable to HoldCo at the highest combined federal, state and local income tax rate attributable to an individual in the relevant jurisdiction. With respect to any audit, examination or other proceeding or adjustment relating to HoldCo in respect of a Pre-Closing Tax Period that is potentially subject to a claim for indemnification for income Taxes made by an EDR Tax Indemnified Party, EDR OpCo shall be entitled to (i) direct that no election pursuant to Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) will be made and that the relevant liability will be paid as an “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) at the entity-level; or (ii) in the case of any audit, examination or other proceeding or adjustment where the election provided for in Section 6226 of the Code (or similar provisions of state, local or non-U.S. law) is made (or where the relevant income Taxes are otherwise “pushed out” or imposed on the direct or indirect equityholders of HoldCo under applicable Law), bring a claim and recover Losses on behalf of all direct or indirect equity holders of HoldCo applying the assumptions regarding Tax rates set forth above (and with EDR OpCo entitled to recover 100% of such Losses).

iii. The Parties will (and will cause their Affiliates to) use commercially reasonable efforts to reduce the incurrence of Taxes subject to indemnification under this Agreement (and in connection therewith EDR will, and will cause January Capital Sub, LLC to) use commercially reasonable efforts to cooperate to reduce any “imputed underpayment” (or any similar amount imposed under similar provisions of state, local or non-U.S. law) payable by HoldCo or its Subsidiaries on account of their status as corporations (provided, for the avoidance of doubt, that nothing contained in this Section 6.14(i)(i)(iii) will require any person to amend its Tax Returns or undertake an alternative to paying an imputed underpayment as provided in Section 6225(c)(2) of the Code).

iv. Notwithstanding the foregoing, the EDR Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(i)(i) with respect to income Taxes described in clause (a) of the definition of EDR Tax Amount if the EDR Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, EDR Tax Indemnified Parties shall not be entitled to indemnification under this Section 6.14(i)(i) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(ii) WWE Tax Matters

i. HoldCo hereby agrees to indemnify and hold harmless New PubCo and its officers, directors, agents, and Affiliates (excluding HoldCo and its Subsidiaries) (“New PubCo Tax Indemnified Parties”) from any Losses arising out of Tax liabilities of the New PubCo Tax Indemnified Parties incurred with respect to the operations or Tax items of WWE and WWE Subsidiaries with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, income Tax liabilities for the U.S. federal income tax consolidated group of which WWE was the parent prior to the Closing) other than Formation Taxes.

ii. Notwithstanding the foregoing, the New PubCo Tax Indemnified Parties shall only be entitled to indemnification pursuant to Section 6.14(i)(ii)(i) with respect to income Taxes described in clause (a) of the definition of WWE Tax Amount to the extent the WWE Tax Amount (redetermined to take into account the effects of any claim or adjustment) would be a positive amount (and then indemnification shall be available for such Taxes only to the extent of such positive amount). For the avoidance of doubt, WWE Tax Indemnified Parties shall not be entitled to indemnification under this Section 6.14(i)(ii) for any claim for diminution in value of their interests in HoldCo as a result of Taxes paid by HoldCo or its Subsidiaries.

(iii) The Parties agree to reasonably cooperate to characterize any indemnity or similar payments made pursuant to this Section 6.14 in a manner that is tax-efficient for the Parties, and in connection therewith intend any such payments to be treated as an adjustment to the value of property contributed to HoldCo in the WWE Transfer (or to the value of property owned by HoldCo immediately prior to the WWE Transfer) to the extent permitted by Law.

(j) EDR OpCo and WWE, acting reasonably, shall jointly determine the tax treatment of the settlement of the Convertible Note and related Call Spread Transaction pursuant to Section 6.9 (provided, that EDR OpCo shall not have any rights to determine such tax treatment to the extent such transactions could not have any adverse impact on EDR OpCo or its Affiliates or their direct or indirect equity holders). To the extent that failing to do so could result in any Tax-related impact to HoldCo or its Subsidiaries that is not immaterial, if requested by EDR OpCo at least five (5) business days prior to the Closing Date, the Parties agree to proportionally increase the amounts described in clause (I) of the definition of “WWE Minimum Cash Amount” (the “WWE Base Amount”) and in clause (I) of the definition of “EDR Minimum Cash Amount” (the “EDR Base Amount”, and the sum of the EDR Base Amount and the WWE Base Amount, the “Aggregate Base Amount”) only to the extent reasonably necessary to avoid WWE LLC incurring and being required to pay after Closing state or local Tax for which it is not reimbursed by New PubCo attributable to the WWE Transfer being treated as a disguised sale of assets (taking into account any exceptions to disguised sale treatment); provided that, for the avoidance of doubt, after any increase contemplated by this sentence, the WWE Base Amount shall constitute 49% of the Aggregate Base Amount and the EDR Base Amount shall constitute 51% of the Aggregate Base Amount.

(k) Notwithstanding anything to the contrary in this Agreement, the indemnities set forth in this Section 6.14 shall survive until 30 days after the date upon which the Loss to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Other than as provided for in Section 8.3(g), Section 8.4 and Section 8.7, this Section 6.14 shall exclusively govern all claims for Losses arising from the indemnities provided for in Section 6.14(i) and the rights, obligations and procedures related to any such claims (for the avoidance of doubt, the limitations and procedures set forth in Section 8.3 and Section 8.6 shall not apply to claims arising from the indemnities set forth in Section 6.14(i)).

(l) At or prior to the Closing, New PubCo shall deliver to HoldCo a duly completed and properly executed IRS Form W-9.

Section 6.15 HoldCo Audited Financials.

(a) EDR shall use its reasonable best efforts to deliver to WWE the audited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement (the “HoldCo Audited Financial Statements”), which financial statements shall include the balance sheet of HoldCo as of December 31, 2021 and December 31, 2022 and statement of income and cash flows of HoldCo as of December 31, 2020, December 31, 2021 and December 31, 2022 and be prepared in accordance with GAAP and Regulation S-X, together with all related notes and schedules thereto, accompanied by an audit report of Deloitte & Touche LLP (the “Auditor”), as promptly as reasonably practicable following the date hereof. WWE and its applicable Affiliates shall execute any customary documentation required by the Auditor to receive the HoldCo Audited Financial Statements.

(b) In addition, EDR and WWE shall each use their reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement

(c) To the extent required by SEC rules and regulations to be included in the Registration Statement, EDR shall deliver to WWE as promptly as reasonably practicable following the end of each financial quarter, any unaudited financial statements of HoldCo required under the Securities Act to be included in the Registration Statement and be prepared in conformity with GAAP.

Section 6.16 Ancillary Documents. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and to enter into and/or adopt, as applicable (and shall cause their respective applicable Affiliates to enter into and/or adopt, as applicable) the HoldCo Operating Agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit E), the Initial WWE LLC Operating Agreement, the Services Agreements (on substantially the terms set forth in the term sheet attached hereto as Exhibit G), the New PubCo cash management policy (on substantially the terms set forth in the term sheet attached hereto as Exhibit H), the registration rights agreement (on substantially the terms set forth in the term sheet attached hereto as Exhibit F) (the “Registration Rights Agreement”), and the Governance Agreement (on substantially the terms set forth the form of Exhibit J), in each case effective as of Closing. Between the date hereof and the Closing, WWE and EDR shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and (as applicable) enter into and/or adopt, as applicable (and shall cause HoldCo to enter into and/or adopt, as applicable) the Services Agreements. Notwithstanding the foregoing, if the Parties are unable, prior to the Closing, to enter into the Services Agreements or the Registration Rights Agreement, then, following the Closing, the terms set forth on Exhibits F and G shall be binding on the Parties and the Parties shall operate in accordance therewith.

Section 6.17 Carve-Out Matters.

(a) In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the HoldCo business, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, EDR or any EDR Affiliate (other than HoldCo and the HoldCo Subsidiaries) identifies any Assumed Liability, then EDR, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Assumed Liability to HoldCo or a HoldCo Subsidiary (as designated by HoldCo in writing) and HoldCo or such HoldCo Subsidiary shall assume any such Assumed Liability for no additional consideration.

(b) In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary shall possess any asset that is primarily used or primarily held for use in, or otherwise primarily related to or primarily arising from, the businesses of EDR and its Subsidiaries (other than the business of HoldCo, and its Subsidiaries), then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such asset or liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall accept any such asset for no additional consideration. In the event that at any time following the Closing until the date that is five (5) years following the Closing, HoldCo or any HoldCo Subsidiary identifies any Retained Liability, then New PubCo, promptly following its actual awareness of such fact, shall, or shall cause its applicable Affiliate to promptly transfer, or cause to be transferred, such Retained Liability to EDR or an EDR Affiliate (as designated by EDR in writing and other than New PubCo and its Subsidiaries) and EDR or such Affiliate of EDR shall assume such Assumed Liability for no additional consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, with respect to any Legal Proceeding set forth on Section 6.17(c) of the EDR Disclosure Letter and any similar Legal Proceedings, including matters related to the same legal claims or underlying facts (collectively, the “HoldCo Legal Proceedings”), HoldCo and its Subsidiaries shall be solely responsible for all liabilities in connection with such HoldCo Legal Proceedings (and the defense thereof) and shall, following the Closing, indemnify and hold harmless EDR and its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for all liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. The Parties will cooperate with each other and use reasonable best efforts to have EDR and any of its Affiliates (including any investor of EDR but excluding New PubCo and its Subsidiaries) removed and released as a named party to such HoldCo Legal Proceeding.

(d) With respect to any Legal Proceeding set forth on Section 6.17(d) of the WWE Disclosure Letter (the “EDR Legal Proceedings” and together, with the HoldCo Legal Proceedings, the “Specified Legal Proceedings”), EDR or its Subsidiaries shall be solely responsible for all liabilities in connection with such EDR Legal Proceedings (and the defense thereof) and shall, following the Closing indemnify and hold harmless HoldCo or its Subsidiaries and each of their respective officers, directors, employees, agents, and representatives and their respective successors and assigns for any liabilities, Losses and expenses incurred in connection therewith (including the settlement thereof) whether incurred prior to or following the Closing. Following the Closing, the Parties will cooperate with each other and use reasonable best efforts to have HoldCo and its Subsidiaries removed and released as a named party to such EDR Legal Proceeding.

(e) Following the Closing, other than with respect to any Specified Legal Proceeding, (which shall be solely subject to Sections 6.17(c) and 6.17(d)), in the event of any Legal Proceeding by a third party which either (I) names as a party both EDR or its Subsidiaries (other than New PubCo and its Subsidiaries), on the one hand, and New PubCo and its Subsidiaries, on the other, or (II) imposes (or purports to impose) liabilities on a Party (or its Affiliates) relating to the conduct of both the business of New PubCo and its Subsidiaries (including, following the Closing, HoldCo and its Subsidiaries) and the business of EDR (other than the business of HoldCo or its Subsidiaries) (each of clause (I) and (II), a “Shared Litigation” and together with any Specified Legal Proceeding, the “Carve-Out Litigation”), then each of EDR and New PubCo (or their applicable Affiliates) shall be entitled to defend such Shared Litigation to the extent of any claims brought against such Party or its Affiliate named thereto or to the extent of any liabilities for which such Party is responsible in respect thereof (i.e., EDR shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of business of EDR other than the business of HoldCo or its Subsidiaries and New PubCo shall be entitled to defend such Shared Litigation to the extent of any liabilities relating to the conduct of the HoldCo business). The Parties shall cooperate and consult with each other in connection with the defense of any such Shared Litigation and counsel for the Shared Litigation shall be jointly agreed by EDR and New PubCo and the costs and expenses of counsel for the Shared Litigation shall be allocated among the Parties in the same manner as the other liabilities for such Shared Litigation. No Party shall consent to the entry of any judgement, or enter into any settlement or compromise, with respect to any Shared Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) each Party shall be entitled to consent to the entry of any judgement, or enter into any settlement or compromise of a portion of such Shared Litigation, to the extent solely related to any liabilities for which such Party is responsible under this Section 6.17(e), so long as such judgment, settlement or compromise does not materially and adversely impact the ability of the other Party to defend, settle or compromise any remaining portion of such Shared Litigation or otherwise materially increase such other Party’s exposure or liability under such remaining portion of such Shared Litigation and (ii) in the event that either Party or its Affiliates is a named party to such Shared Litigation, but such Shared Litigation relates solely to liabilities for which the other Party is responsible under Section 6.17(e), then the Parties will cooperate with each other and use reasonable best efforts to have the non-responsible Party removed and released as a named party to such Shared Litigation. Each of EDR and HoldCo shall be responsible for all liabilities, Losses and expenses arising out of any Shared Litigation in proportion to which such Shared Litigation relates to the business of EDR and its Affiliates (other than HoldCo and its Subsidiaries), on the one hand, and New PubCo or its Subsidiaries, on the other hand.

Section 6.18 Insurance. From and after the Closing Date, HoldCo and its Subsidiaries shall cease to be insured by EDR’s or its Affiliates’ (other than HoldCo and its Subsidiaries) insurance policies or self-insured program (collectively, the “EDR Insurance Policies”), and any EDR Insurance Policies shall continue in force only for the benefit of EDR and its Affiliates (other than HoldCo and its Subsidiaries) and not for the benefit of New PubCo or its Subsidiaries or their respective businesses and New PubCo and its Subsidiaries shall arrange for their own insurance policies with respect to the HoldCo business; provided that HoldCo and its Subsidiaries shall continue to have the benefit of any policy that, by its terms, covers and permits claims by HoldCo and its Subsidiaries in respect of acts, omissions and events occurring prior to the Closing (to the extent any such claim by HoldCo and its Subsidiaries relates to the business of HoldCo and its Subsidiaries prior to the Closing). Notwithstanding the foregoing, EDR and WWE may mutually agree prior to the Closing Date to the extent commercially available and reasonable, to permit HoldCo and its Subsidiaries to continue to be insured by EDR Insurance Policies from and after the Closing Date (and, in such case, New PubCo and its Subsidiaries hereby agree (i) to cooperate in the pursuit of any claim(s) under such EDR Insurance Policies, (ii) not to conduct or take part in any such grossly negligent activities that may jeopardize the insurance coverage provided by, or cause material changes to insurance premiums to, the EDR Insurance Policies and (iii) agree to compensate EDR for an allocation of the insurance premium in respect of any such EDR Insurance Policies deemed commercially reasonable by the Parties).

Section 6.19 Other Actions. WWE shall and shall cause its Subsidiaries to take the actions set forth on Section 6.19 of the WWE Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

The obligations of the Parties to effect the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

Section 7.1 Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, or by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, in each case, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required WWE Stockholder Vote shall have been obtained.

(b) No Legal Restraints. No (i) injunction or similar order by any Governmental Body having jurisdiction over EDR, Merger Sub, WWE, New PubCo or any of their respective Subsidiaries that prohibits the consummation of the Merger and the other Transactions, or that would impose a burdensome effect, shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated, enforced, or deemed applicable by any Governmental Body having jurisdiction over EDR, Merger Sub, New PubCo, WWE, or any of their respective Subsidiaries that, in any case, prohibits or makes illegal the Transactions or that would impose a burdensome effect (any such order, injunction, or Law in clause (i) or (ii), a “Legal Restraint”).

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 7.1(c) of the WWE Disclosure Letter applicable to the Transactions (and any extension thereof) shall have expired or been earlier terminated; (ii) all other authorizations, consents, orders, approvals, filings, and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws and Foreign Direct Investment Laws specified in Section 7.1(c) of the WWE Disclosure Letter with respect to the Transactions shall have been made, expired, terminated, or obtained, as the case may be (all authorizations, consents, orders, approvals, filings, and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”); and (iii) all Requisite Regulatory Approvals shall be in full force and effect and no such Requisite Regulatory Approval shall impose or require the acceptance of a burdensome effect.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Legal Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

(e) Listing. The shares of New PubCo Class A Common Stock issuable pursuant to the Merger shall have been registered pursuant to Section 12(b) of the Exchange Act and authorized for listing on NYSE upon official notice of issuance.

(f) Information Statement. The Information Statement shall have been mailed to the WWE stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.

(g) WWE Pre-Closing Reorganization. The WWE Pre-Closing Reorganization shall have been completed.

Section 7.2 Conditions to Obligations of WWE, New PubCo and Merger Sub to Effect the Closing. The obligations of WWE, New PubCo and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver by WWE, on its own behalf and on behalf of New PubCo and Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of EDR set forth in Section 4.2(a) (except for de minimis inaccuracies) and Section 4.6(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 4.1, Section 4.2(b)-(d), Section 4.3, and Section 4.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of EDR set forth in Article IV (disregarding all materiality and HoldCo Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a HoldCo Material Adverse Effect.

(b) Each of EDR, EDR OpCo and HoldCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) EDR shall have delivered to WWE a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied

(d) EDR shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, EDR OpCo and HoldCo, as applicable) to which an EDR Party is a party.

(e) No HoldCo Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

(f) (i) EDR shall have delivered to WWE the HoldCo Audited Financial Statements in accordance with Section 6.15(a) and (ii) the Operating Income reflected in the HoldCo Audited Financial Statements for the fiscal year ended December 31, 2022 (excluding the impact of stock-based compensation expense), shall not be less than ninety-two and a half percent (92.5%) of the Operating Income reflected in the HoldCo Financial Statements for the fiscal year ending December 31, 2022 (excluding the impact of stock-based compensation expense).

Section 7.3 Conditions to Obligations of EDR, EDR OpCo and HoldCo to Effect the Closing. The obligations of EDR, EDR OpCo and HoldCo to effect the Closing are further subject to the satisfaction (or waiver by EDR, on its own behalf and on behalf of EDR OpCo and HoldCo, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of WWE set forth in Section 3.2(a) (except for de minimis inaccuracies) and Section 3.8(a) shall be true and correct, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 3.1, Section 3.2(b)-Section 3.2(d) and Section 3.2(g), Section 3.3, Section 3.5 and Section 3.24 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of WWE set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of WWE, New PubCo and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) WWE shall have delivered to EDR a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) WWE shall have delivered duly executed counterparts of each of the Ancillary Agreements (on behalf of itself, New PubCo and Merger Sub, as applicable) to which a WWE Party is a party.

(e) No WWE Material Adverse Effect will have occurred since the date of this Agreement and be continuing.

Section 7.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused principally by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by HoldCo. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), HoldCo will indemnify and defend EDR, its Affiliates (other than HoldCo and its Subsidiaries but including EDR’s investors) and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from any Assumed Liability, including in connection with transfer of any later identified Assumed Liability to HoldCo or its Subsidiaries pursuant to Section 6.17(a).

Section 8.2 Indemnification by EDR. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, except with respect to indemnification for Taxes (which is addressed by Section 6.14, but excluding Taxes representing Losses in respect of a non-Tax claim) and any Carve-Out Litigation (which is addressed by Sections 6.17(c)-(e)), EDR will indemnify and defend HoldCo its Subsidiaries and their respective officers, directors, employees, agents, and representatives and their respective successors and assigns from and against any Loss arising out of or resulting from the following:

(a) any Retained Liability, including in connection with the transfer of any later identified Retained Liability to EDR or its Subsidiaries pursuant to Section 6.17(b);or

(b) (i) any breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23 or (ii) any failure of the representations and warranties made in Section 4.11 or Section 4.23 to be true and correct, in each case, as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 8.3 Limitations; Exclusive Remedy; Calculation of Losses; Mitigation.

(a) EDR shall not be required to indemnify HoldCo and its Subsidiaries against, or reimburse HoldCo and its Subsidiaries for, any Losses pursuant to Section 8.2(b) until the aggregate amount of all Losses that are subject to the limitation set forth in this Section 8.3(b) exceed on a cumulative basis $470,000,000, and then only to the extent of any such excess.

(b) For purposes of Section 8.2(b) above, any breach of the representations and warranties made in Section 4.11 or Section 4.23 (and the calculation of Losses arising, resulting from or relating thereto) shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms “material”, “HoldCo Material Adverse Effect” or any similar terms shall be given no effect and shall be disregarded in their entirety for purposes of determining whether such representation or warranty was breached and the amount of Losses arising out of or resulting from any such breach of representation or warranty.

(c) Except for any specific enforcement remedy to which HoldCo or its Subsidiaries may be entitled pursuant to Section 10.5(c) and any Losses with respect to Taxes which are governed by Section 6.14, HoldCo, on behalf of itself and each of the indemnified parties under Section 8.2, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) breach or inaccuracy of the representations and warranties made in Section 4.11 or Section 4.23, (ii) any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) any Retained Liability or (iv) any liability arising out of the conduct of the business of EDR and its Subsidiaries (other than HoldCo and its Subsidiaries) shall be pursuant to the indemnification provisions set forth in this Article VIII.

(d) Except for any specific enforcement remedy to which EDR or its Subsidiaries (other than HoldCo and its Subsidiaries) may be entitled pursuant to Section 10.5(c) and any Losses with respect to Taxes which are governed by Section 6.14, EDR, on behalf of itself and each of the other indemnified parties under Section 8.1, agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising from any (i) Assumed Liability or (ii) any liability arising out of the conduct of the business of HoldCo and its Subsidiaries shall be pursuant to the indemnification provisions set forth in this Article VIII.

(e) The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Party seeking or entitled to indemnification under insurance policies or otherwise with respect to such Loss (net of the reasonable, out-of-pocket costs of investigation, and collection). To the extent that any Loss is recovered by the Party seeking or entitled to indemnification under an insurance policy or any other source of indemnification is realized after the date that an indemnity payment is made hereunder, then the Party seeking or entitled to indemnification shall pay to the Party obligated to provide such indemnity such amounts (net of associated reasonable out-of-pocket costs) no later than five days after such proceeds are received (but not to exceed the amount of the indemnity payment).

(f) Notwithstanding anything to the contrary herein or provided under applicable Law, Losses indemnifiable pursuant to this Article VIII shall not include Losses that are in the nature of punitive or special damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought, in each case except to the extent (x) in the case of consequential damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, any such Losses are reasonably foreseeable to the Indemnifying Person or (y) any such Losses are awarded and paid by a Party with respect to a Third Party Claim.

(g) The Parties shall cooperate, and shall cause their respective Subsidiaries to cooperate, with respect to resolving any claim, liability or other Loss with respect to which a Party is obligated to indemnify under this Article VII, including by using commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement. In the event that a Party shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Party obligated to indemnify shall not be required to indemnify the Party seeking or entitled to indemnification for any loss, liability, claim, damage, expense or other Loss that would reasonably be expected to have been avoided if the first Party had made such efforts to mitigate.

Section 8.4 Tax Treatment of Indemnification. The Parties intend any indemnity payments under this Agreement to be treated in a manner consistent with Section 6.14(i)(iii).

Section 8.5 Termination of Indemnification. The obligations to indemnify and hold harmless pursuant to Section 8.1 or Section 8.2, as applicable, shall terminate as specified in Section 9.2; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Party seeking or entitled to indemnity shall have, before the expiration of the applicable period, delivered a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 8.1 or Section 8.2.

Section 8.6 Indemnification Procedures.

(a) Third Party Claims. In order for a Party (in such capacity, the “Indemnified Person”) to be entitled to any indemnification provided for under Section 8.1 in respect of, arising out of or involving a claim made by any third Person against the other party (in such capacity, the “Indemnifying Person” and any such third-party claim, a “Third Party Claim”), the Indemnified Person must notify the Indemnifying Person in writing (and in reasonable detail) of the Third Party Claim within ten (10) business days after receipt by Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give, or delaying in giving, such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the

Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim; provided, further, that failure to provide, or delay in providing, such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been prejudiced as a result of such failure.

(b) Assumption. If a Third Party Claim is made against the Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person that is reasonably acceptable to the Indemnified Person; provided, that the Indemnifying Person shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding, (ii) the Third Party Claim principally seeks an injunction or equitable relief against the Indemnified Person, (iii) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or principally relates to its customers or (iv) the Indemnifying Person has failed or is failing to use diligent and good faith efforts to defend or prosecute the Third Party Claim. Should the Indemnifying Person so elect in writing to assume the defense of a Third Party Claim, (x) the Indemnifying Person shall defend such Third Party Claim in good faith and (y) the Indemnifying Person shall not be liable to the Indemnified Person for any legal expenses subsequently incurred by the Indemnified Person in connection with the defense thereof; provided, that if on the advice of counsel to the Indemnified Person, (1) there are legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (2) there exists reasonable likelihood of a conflict of interest between the Indemnifying Person and the Indemnified Person, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, subject to the immediately preceding sentence, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. the Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall reasonably cooperate in the defense or prosecution thereof upon the request of, and at the sole cost and expense of, the Indemnifying Person. Such cooperation shall include the retention of, and upon the Indemnifying Person’s written request, the provision of, records and information that are reasonably relevant to such Third Party Claim (which shall be subject to Section 5.1 and Section 6.14(h)). Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms (i) involves only money damages and does not seek an injunction, equitable relief or other nonmonetary relief against any the Indemnified Person, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person, (ii) contains an unconditional release of each the Indemnified Person with respect to such Third Party Claim, (iii) includes no finding or admission of fault or misconduct by the Indemnified Person, and (iv) obligates the Indemnifying Person to pay the full amount of the liability in connection therewith (a settlement, compromise or discharge meeting all requirements of clauses (i) through (iv), a “Specified Settlement”); provided, however, that the Indemnifying Person shall not, without prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third Party Claim except if such settlement, compromise or offer is a Specified Settlement.

(c) If the Indemnifying Person is not entitled to, or does not elect to, assume or control the defense of a Third Party Claim, (i) the Indemnified Person shall have the right to conduct such defense, and (ii) the Indemnified

Person may only consent to entry of any judgment upon, or settle, compromise or discharge any such Third Party Claim, with the prior written consent of the Indemnifying Person (which consent shall not to be unreasonably withheld, conditioned or delayed).

(d) Other Claims. In the event the Indemnified Person should have a claim against the Indemnifying Person under Section 8.1 that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Person, the Indemnified Person shall promptly deliver written notice of such claim (describing such claim in reasonable detail) to the Indemnifying Person. Subject to Section 8.5 and Section 8.7, the failure by the Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to the Indemnified Person under Section 8.1, except to the extent that the Indemnifying Person shall have been prejudiced as a result of such failure. If the Indemnifying Person does not notify the Indemnified Person within thirty (30) calendar days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Person under Section 8.1, such claim specified by the Indemnified Person in such notice shall be conclusively deemed a liability of the Indemnifying Person under Section 8.1 and the Indemnifying Person shall pay the amount of such liability to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. For the avoidance of doubt, Section 6.14, and not this Section 8.6, shall govern Tax Contests and third party claims primarily related to Taxes

(e) Payment of Indemnification. Any payment due from the Indemnifying Person to the Indemnified Person pursuant to this Article VIII shall be settled, as determined by EDR in its sole discretion, by either (i) immediately available cash or (ii) the issuance to New PubCo of such number of additional Membership Interest of HoldCo that have a value equal to such due payment, assuming for this purpose, that each unit of Membership Interest has the value ascribed to each unit of Membership Interests as of the Closing (or alternatively, by undertaking a transfer of a portion of the Membership Interest in HoldCo owned by the EDR Subscribers that achieves the same economic effect as such issuance).

ARTICLE IX

TERMINATION

Section 9.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of WWE and EDR;

(b) by either WWE or EDR if (i) the Effective Time shall not have occurred on or before January 2, 2024 (provided that if, as of such date, all conditions set forth in Section 7.1, Section 7.2, and Section 7.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing, each of which is capable of being satisfied) other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the applicable Legal Restraint relates to Antitrust Laws), then such date shall automatically be extended by three (3) months on up to two (2) occasions (as may be so extended, the “End Date”)) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached (and, in the case of EDR, EDR OpCo and HoldCo shall also not have breached, and in the case of WWE, New PubCo and Merger Sub shall also not have breached) in any material respect its obligations under this Agreement in any manner that shall have principally caused the failure to consummate the Merger on or before such date;

(c) by either WWE or EDR if (i) any Governmental Body having jurisdiction over EDR or WWE shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable and (ii) the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have principally caused the imposition of such Legal Restraint or the failure of such Legal Restraint to be resolved or lifted;

(d) by WWE, if EDR, EDR OpCo or HoldCo shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following WWE’s delivery of written notice to EDR stating WWE’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that WWE is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b);

(e) by WWE, if (i) the HoldCo Audited Financial Statements have not been delivered to WWE on or before July 1, 2023 or (ii) upon delivery to WWE of the HoldCo Audited Financial Statements, the condition set forth in Section 7.2(f)(ii) is not satisfied; provided, the right of WWE to terminate this Agreement under Section 9.1(e)(i) shall immediately expire upon the delivery of the HoldCo Audited Financial Statements; provided, further, the right of WWE to terminate this Agreement under Section 9.1(e)(ii) shall expire at 5:00 p.m. on the 20th business day following the date on which the HoldCo Audited Financial Statements were delivered to WWE.

(f) by EDR, if WWE, New PubCo or Merger Sub shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.3(a), or Section 7.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured with thirty (30) business days following EDR’s delivery of written notice to WWE stating EDR’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; provided that EDR, EDR OpCo or HoldCo is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.2(a), or Section 7.2(b);

(g) by EDR, if the WWE Board shall have effected an Adverse Recommendation Change; and

(h) by EDR if the WWE Written Consent shall not have been delivered to WWE by the time that is twelve (12) hours after signing this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, (a) the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any EDR Party or WWE Party following any such termination; provided that (i) Section 3.27, Section 4.25, this Section 9.2, Section 9.3, Section 10.3 and Article X shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in accordance with its terms, and (iii) subject to Section 10.3, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

Section 9.3 EDR Termination Fee.

(a) If this Agreement shall be terminated by EDR pursuant to (i) Section 9.1(g), then WWE shall pay to EDR OpCo (or its designee) $270,000,000 or (ii) Section 9.1(h), then WWE shall pay to EDR OpCo (or its designee) $90,000,000, in each case, in accordance with Section 9.3(b) (any amount payable under this Section 9.3(a), the “EDR Termination Fee”).

(b) In the event the EDR Termination Fee becomes payable by WWE pursuant to Section 9.3(a), it shall be paid to EDR OpCo (or EDR OpCo’s designees) by WWE in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment.

(c) The Parties agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not have entered into this Agreement. Each of the Parties further acknowledges that the payment of the amounts by WWE specified in this Section 9.3 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the EDR Parties in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if WWE fails to promptly pay any amount due pursuant to Section 9.3(b) and, in order to obtain such payment, any of the EDR Parties commences a claim that results in a judgment against WWE for WWE Termination Fee or any portion thereof, WWE will pay to Parent its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. In no event shall (i) WWE be required to pay the EDR Termination Fee on more than one occasion and (ii) EDR be entitled to both specific performance to cause WWE to consummate the Closing in accordance with the terms hereof and the payment of the EDR Termination Fee pursuant to this Section 9.3.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of each of the WWE Board and the EDR Executive Committee at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3 No Survival of Representations and Warranties and Covenants. None of the representations and warranties or covenants in this Agreement, the WWE Disclosure Letter, the EDR Disclosure Letter or any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except that those covenants that by their terms survive or contemplate performance after the Effective Time (which shall survive until fully performed) and this Article X and any applicable defined term in Exhibit A shall survive the Effective Time.

Section 10.4 Entire Agreement; Counterparts. This Agreement, the Governance Agreement and the other agreements, exhibits, annexes, and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.5 Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party; (iii) no other jurisdiction has a materially greater interest in the foregoing; and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Subject to Section 10.5(d), in any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding; (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts; (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum; and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 10.8 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 10.5 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions. Subject to the following sentence, the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. No Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 10.5(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d) EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect.

Section 10.7 No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) the provisions of Article II (which, from and after the Effective Time, shall be for the express benefit of, and enforceable by, each holder of WWE Common Stock or WWE Equity Awards as of the Effective Time), Section 6.4 (which, from and after the Effective Time, shall be for the benefit of the D&O Indemnified Persons), Section 6.14(c) and Section 6.14(d) (which, from and after the Effective Time, shall be for the benefit of and enforceable by the Applicable Directors), Article VIII (which, to the extent it relates to New PubCo, shall be for the benefit of and enforceable by the Applicable Directors) and the New PubCo Cash Management Policy Term Sheet (which shall be for the benefit of and enforceable by the individuals named therein) and (b) the limitations on liability of WWE Parties set forth in Section 10.3 (which shall be for the express benefit of, and enforceable by, each of WWE Parties).

Section 10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to EDR, EDR OpCo or HoldCo:

Endeavor Group Holdings, Inc.

9601 Wilshire Blvd, Third Floor

Beverly Hills, CA 90210

Attention:        Seth Krauss

Email:              skrauss@endeavorco.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:    Justin Hamill

 Michael Anastasio

 Jonathan Solomon

 Ian Nussbaum

Email:          Justin.Hamill@lw.com

 Michael.Anastasio@lw.com

 Jonathan.Solomon@lw.com

 Ian.Nussbaum@lw.com

if to WWE, New PubCo or Merger Sub:

World Wrestling Entertainment, Inc.

1241 East Main Street

Stamford, CT 06902 Attention: Maurice Edelson

Email: maurice.edelson@wwecorp.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:    Scott A. Barshay

Kyle T. Seifried

Email:         SBarshay@paulweiss.com

KSeifried@paulweiss.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:    Jonathan Davis, P.C.

Edward J. Lee, P.C.

Chelsea Darnell

Email:         jonathan.davis@kirkland.com

edward.lee@kirkland.com

chelsea.darnell@kirkland.com

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 10.10 Expenses. Except as set forth in the last sentence of Section 6.2(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, if the Transactions are not consummated. If a Party is in compliance with their applicable obligations pursuant to Section 1.7 or Section 1.8 (as applicable) and the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions by such Party or their Subsidiaries shall be paid by HoldCo (provided, that nothing in this Section 10.10 shall alter the allocation of responsibility for Taxes established by Section 6.14). Each Party shall use reasonable best efforts to deliver to HoldCo, at least one (1) business day prior to the Closing all outstanding invoices related to such fees and expenses. HoldCo shall concurrently with the Closing pay all such fees and expenses.

Section 10.11 Obligations of the Parties. EDR shall cause EDR OpCo and HoldCo to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and EDR shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by EDR under this Agreement shall be deemed to also be a consent or waiver by EDR OpCo and HoldCo. WWE shall cause New PubCo and Merger Sub to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and WWE shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by WWE under this Agreement shall be deemed to also be a consent or waiver by New PubCo and Merger Sub.

Section 10.12 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions shall be paid or reimbursed by HoldCo when due.

Section 10.13 Disclosure Letters. The disclosures set forth in any particular part or subpart of the WWE Disclosure Letter or the EDR Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties or covenants of WWE or EDR, as applicable, that are set forth in the corresponding section or subsection of this Agreement and (b) any other representation and warranty or covenant of WWE or EDR, as applicable, that is set forth in this Agreement to the extent, in the case of this clause (b), the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representation and warranty or covenant is reasonably apparent on the face of such disclosure. No Party may deem the mere inclusion of an item in the WWE Disclosure Letter or the EDR Disclosure Letter, as applicable, as an exception to a representation and warranty or covenant as an admission that such item represents a material exception or material fact, event, or circumstance or that such item is material or constitutes a WWE Material Adverse Effect or a HoldCo Material Adverse Effect, as applicable (and no Party concedes such materiality or effect by its inclusion), and no reference to, or disclosure of, any item or other matter in the WWE Disclosure Letter or the EDR Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes,” “Letter”, and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes, Letters and Schedules to this Agreement, as applicable.

(e) The phrase “made available,” when used in reference to anything made available by WWE, New PubCo, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of WWE or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. The phrase “made available,” when used in reference to anything made available by EDR, EDR OpCo, HoldCo, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of EDR or its Representatives for purposes of the Transactions prior to 11:59 p.m., New York City time on the day immediately prior to the delivery of this Agreement or (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f) The bold-faced headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Any reference to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement); (ii) any Governmental Body includes any successor to that Governmental Body; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, includes any rule and regulation promulgated under such statute) and references to any section of any applicable Law include any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(h) The terms “Dollars” and “$” mean U.S. dollars.

(i) Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(j) When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date.

(k) Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

(l) The word “or” will not be exclusive.

Section 10.15 Waiver of Conflicts; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each of the WWE Parties acknowledges that Latham & Watkins LLP and the in-house legal counsel of EDR (“EDR Counsel”) have, on or prior to the Closing, represented EDR and its Affiliates (including HoldCo and its Subsidiaries), and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that EDR Counsel will represent them in connection with such matters. Accordingly, following the Closing, New PubCo hereby (A) agrees that EDR Counsel may represent New PubCo and its Subsidiaries (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more EDR Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (each of clauses (A) and (B), a “Post-Closing Representation”), and (C) agrees that, in the event that a Post-Closing Matter arises, EDR Counsel may represent one or more Designated Persons in a Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though EDR Counsel may (x) have represented EDR, HoldCo or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any

information learned by EDR Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or EDR Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. In the event of any requests from any Designated Person, New PubCo agrees that it shall not assert, and agrees after the Closing to cause its Subsidiaries to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any pre-Closing communication between any EDR Counsel, on the one hand, and any Designated Person or HoldCo (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by EDR Counsel, occurring prior to the Closing during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of New PubCo, HoldCo and their respective Subsidiaries, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by EDR, and shall not pass to or be claimed or used by New PubCo or HoldCo, except as provided in the last sentence of this Section 10.15(b). Furthermore, New PubCo acknowledges and agrees that any advice given to or communication with any of the Designated Persons prior to the Closing shall not be subject to any joint privilege (whether or not HoldCo also received such advice or communication prior to the Closing) and shall be owned solely by such Designated Persons. For the avoidance of doubt, in the event that a dispute arises between New PubCo, on the one hand, and a third party other than a Designated Person, on the other hand, New PubCo shall cause HoldCo and its Subsidiaries to assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of EDR.

(c) Conflicts of Interest. Each of the EDR Parties acknowledges that Kirkland & Ellis LLP (“McMahon Counsel”) have, on or prior to the Closing, represented Mr. Vincent K. McMahon and certain of his Affiliates (the “McMahon Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “McMahon Existing Representation”), and may continue those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more McMahon Person, on the other hand, are or may be adverse to each other (each, a “McMahon Post-Closing Matter”), the McMahon Persons reasonably anticipate that McMahon Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that McMahon Counsel may represent the McMahon Persons, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more McMahon Counsel of one or more McMahon Persons in connection with one or more McMahon Post-Closing Matters (each, a “McMahon Post-Closing Representation”), and (C) agrees that, in the event that a McMahon Post-Closing Matter arises, McMahon Counsel may represent one or more McMahon Persons in a McMahon Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo or any of its Affiliates, and even though McMahon Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more McMahon Post-Closing Representations, to the McMahon Persons of any information learned by McMahon Counsel in the course of one or more McMahon Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates

(other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

(d) Conflicts of Interest. Each of the EDR Parties acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“WWE Counsel”) has, on or prior to the Closing, represented WWE and/or its Subsidiaries and/or certain directors and/or officers (the “WWE Persons”) in one or more matters including but not limited to matters relating to this Agreement, other agreements contemplated hereby and the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, a “WWE Existing Representation”), and may continue to those representations in the future in such matters. Moreover, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the Transactions (including any matter that may be related to a Legal Proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which New PubCo or any of its Subsidiaries or equity holders of New PubCo or any of New PubCo’s Affiliates, on the one hand, and one or more WWE Person, on the other hand, are or may be adverse to each other (each, a “WWE Post-Closing Matter”), the WWE Persons reasonably anticipate that WWE Counsel may represent them in connection with such matters as well. Accordingly, following the Closing, New PubCo and each of the EDR Parties hereby (A) agrees that WWE Counsel may represent New PubCo and its Subsidiaries, (B) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more WWE Counsel of one or more WWE Persons in connection with one or more WWE Post-Closing Matters (each, a “WWE Post-Closing Representation”), and (C) agrees that, in the event that a WWE Post-Closing Matter arises, WWE Counsel may represent one or more WWE Persons in a WWE Post-Closing Matter even though the interests of such Person(s) may be directly adverse to New PubCo and each of the EDR Parties or any of its Affiliates, and even though WWE Counsel may (x) have represented EDR, HoldCo, WWE or their respective Subsidiaries or Affiliates in a matter substantially related to such dispute or (y) be currently representing EDR, HoldCo, WWE or any of their respective Affiliates. Without limiting the foregoing, New PubCo (on behalf of itself and its Affiliates) consents to the disclosure by EDR Counsel, in connection with one or more WWE Post-Closing Representations, to the WWE Persons of any information learned by WWE Counsel in the course of one or more WWE Existing Representations, whether or not such information is subject to the attorney-client privilege of New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) or Prior Company Counsel’s duty of confidentiality as to New PubCo, HoldCo and their respective Affiliates (other than EDR and its Subsidiaries) and whether or not such disclosure is made before or after the Closing.

Section 10.16 Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more Party under this Agreement or of or for any Legal Proceeding based on, arising out of, or related to this Agreement or the Transactions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Chief Executive Officer

ZUFFA PARENT, LLC

By:	/s/ Ariel Emanuel
Name: Ariel Emanuel
Title: Authorized Signatory

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Nick Khan
Name: Nick Khan
Title: Chief Executive Officer

NEW WHALE INC.

By:	/s/ Maurice Edelson
Name: Maurice Edelson
Title: President

WHALE MERGER SUB INC.

By:	/s/ Maurice Edelson
Name: Maurice Edelson
Title: President

[Signature Page to Transaction Agreement]